As filed with the Securities and Exchange Commission on February 13, 2007. Registration No. 333-132482

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

POST-EFFECTIVE AMENDMENT NO. 3

FORM SB-2

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PREMIER INDEMNITY HOLDING COMPANY

(Name of small business issuer in its charter)

3001 N Rocky Point Dr, Ste 200

Tampa, FL 33607

813-286-6194

(Name, address and telephone number of Registrant)

FLORIDA	6331	20-2680961

(State or other jurisdiction of	(Primary Standard Industrial Classification	(I.R.S. Employer

incorporation or organization)	Code Number)	Identification No.)

Stephen L. Rohde

Premier Indemnity Holding Company

3001 N Rocky Point Dr, Ste 200

Tampa, FL 33607

813-286-6194

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Strasburger Pearson Tulcin Wolff Incorporated

33 Whitehall Street, 17th Floor

New York, New York 10004

(Name and address of sales agent)

Copies of all Correspondence to:

David Lubin, Esq.

David Lubin & Associates, PLLC

26 E. Hawthorne Avenue

Valley Stream, New York 11580

Phone: 516-887-8200

Fax: 516-887-8250

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title Of Each		Maximum	Maximum
Class Of Securities	Amount To Be	Offering Price	Aggregate	Amount Of
To Be Registered	Registered(1)	Per Share	Offering Price	Registration Fee
Common stock	15,000,000 (1)	$1.00.(2)	$15,000,000	$1,605
Total	15,000,000		$15,000,000	$1,605

(1)	All of 15,000,000 shares of common stock being registered hereby are to be offered and sold by the Registrant.
(2)	Estimated in accordance with Rule 457(c) solely for the purpose of calculating registration fee.

___________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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THIS PAGE WAS LEFT INTENTIONALLY BLANK

EXPLANATORY NOTE:

Premier Indemnity Holding Company (“we” or the “Company”) is filing this Post-Effective Amendment No. 3 to the Registration Statement on Form SB-2 declared effective on October 17, 2006 (Registration No. 333-132482)(the “Registration Statement”) for the following reasons:

(1) On November 30, 2006, we filed an amendment to our Articles of Incorporation effectuating a 1 for 4.8 reverse stock split of our common stock. Pursuant to such reverse stock split, our issued and outstanding shares of common stock were automatically consolidated at the rate of 1 for 4.8, without any further action on the part of the shareholders. Shareholders of record as of the effective date of the reverse split received one share of common stock for each 4.8 shares owned of record immediately prior to the effective date of the reverse split, with fractional shares resulting from the reverse split rounded up to the next whole share. Prior to such reverse stock split, we had 33,625,000 issued and outstanding shares of common stock; following such reverse stock split, we have 7,005,208 issued and outstanding shares of common stock. All share and per share information in this Post-Effective Amendment No. 2 to the Registration Statement gives effect to the 1 for 4.8 share reverse split.

(2) We have increased the minimum number of shares of our common stock that we are offering from 8,500,000 shares to 9,500,000 shares. Also, we have determined not to include in the Registration Statement the resale of the additional 2,500,000 shares of our common stock held by a selling stockholder. Accordingly, the Post Effective Amendment No. 2 to the Registration Statement provides that we are offering a minimum of 9,500,000 and a maximum of 15,000,000 shares of our common stock.

(3) Although the Registration Statement provides that all of the shares of our common stock that are offered will be sold directly by our officers and directors, we have since determined to engage Strasburger Pearson Tulcin Wolff Incorporated as a sales agent through which we will offer such shares. Through Strasburger Pearson Tulcin Wolff Incorporated, we will offer a minimum of 9,500,000 and a maximum of 15,000,000 shares of our common stock on a "best efforts all or none basis" as to the first 9,500,000 shares and "on a best efforts basis" as to the remaining shares. We will pay the sales agent a commission in an amount equal to eight percent (8%) of the gross proceeds of the shares sold. We also will reimburse the sales agent for its accountable expenses. The sales agent may engage other broker-dealers registered with the National Association of Securities Dealers, Inc. to participate in the offering as selected dealers and reallot a portion of the commissions they receive to the selected dealers.

(4) We are also updating herein our financial and other information contained in the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, DATED FEBRUARY 13, 2007	SUBJECT TO COMPLETION

Premier Indemnity Holding Company

15,000,000 Shares of Common Stock

$1.00 per share

We are offering a minimum of 9,500,000 and a maximum of 15,000,000 shares of our common stock. The offering price for the shares is $1.00 per share.

The shares will be offered through Strasburger Pearson Tulcin Wolff Incorporated on a "best efforts all or none basis" as to the first 9,500,000 shares and "on a best efforts basis" as to the remaining shares. An initial closing will be held within three business days of our acceptance of subscriptions for not less than 9,500,000 shares. Until the initial closing, all subscription funds will be deposited into a non-interest bearing escrow account with Wilmington Trust Company. The offering will terminate 90 days from the commencement of the offering, and we and the sales agent may extend the expiration date for an additional 45 days if we have not received and accepted subscriptions for at least 9,500,000 shares.

On January 5, 2007, we entered into a placement agency agreement with Strasburger Pearson Tulcin Wolff Incorporated. We will pay the sales agent a commission of 8% of the gross proceeds of the shares sold. The sales agent may engage other broker-dealers registered with the National Association of Securities Dealers, Inc. to participate in the offering as selected dealers and reallot a portion of the commissions they receive to the selected dealers.

On November 30, 2006, we filed an amendment to our articles of incorporation effecting a 1-for 4.8 reverse split of our then outstanding shares. All share and per share information in this prospectus gives effect to the 1-for-4.8 share reverse split. We have outstanding 7,005,208 shares of common stock.

Our common stock is not listed on, or quoted through, any exchange or other publicly-recognized trading market. We intend to seek inclusion of our common stock for quotation on the OTC Bulletin Board

An investment in our common stock involves significant risks. See “Risk Factors” commencing on page 9 for a description of certain factors that you should carefully consider before investing in our common stock.

__________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

__________

	Public	Discounts and	Net Proceeds to
	Offering Price	Commissions (1)	Premier Indemnity (1) (2)
Per share................	$1.00	$0.08	$0.92
9,500,000 shares...	$9,500,000	$760,000	$8,740,000
15,000,000 shares.	$15,000,000	$1,200,000	$13,800,000
_________

(1) We will pay the sales agent a commission in an amount equal to 8% of the gross proceeds from the sale of our shares. The information in the table assumes that none of the shares are sold to investors introduced by our directors or officers.

(2) Before deducting the expenses of the offering, estimated at $97,000, including reimbursement of the sales agent's accountable expenses.

___________

The date of this prospectus is February 13, 2007.

SUBSCRIPTION INFORMATION

Subscribers purchasing the shares should make checks payable to Wilmington Trust Company, as Escrow Agent for Premier Indemnity Holding Company. Subscribers should also complete a Purchase Order Form, a form of which is enclosed herewith as Appendix A to this prospectus. For California residents only, Subscribers should complete the California Purchase Order Form, a form of which is enclosed herewith as Appendix A-California Only. For convenience, both Purchase Order Forms will be included with this prospectus. Additional copies of either of these Purchase Order Forms may be obtained by writing, calling or faxing the company at its office: Telephone (813) 286-6194 and facsimile (406) 837-1819.

FOR CALIFORNIA RESIDENTS ONLY

Securities may only be offered and sold to California residents who: (i) have not less than $250,000 in liquid net worth (in the form of cash, Certificates of Deposit, interests in money market mutual funds, and the like) (computed by excluding the net worth of homes, home furnishings, automobile, and retirement assets) plus $65,000 in annual gross income; or (ii) have not less than $500,000 liquid net worth (in the form of cash, Certificates of Deposit, interests in money market mutual funds, and the like) (computed by excluding the net worth of homes, home furnishings, automobile, and retirement assets); or (iii) have not less than $1,000,000 net worth (including the net worth of homes, home furnishings, automobile, but excluding retirement assets); or (iv) have not less than a gross annual income of $200,000.

The shares offered hereby have been registered by a limited qualification in the State of California and therefore cannot be offered for resale or resold in the State of California unless registered for sale or unless an exemption from such registration requirements exists. The exemption afforded by Section 25104(h) of the California Corporate Securities Law shall be withheld by the California Commissioner of Corporations and the Company is not permitted to apply for the exemption afforded by Section 25101(b) until 90 days after the date the Securities and Exchange Commission (the “Commission”) declares the Registration Statement, of which this Prospective is a part, effective. All California residents will need to complete and sign the Purchase Order Form for California residents only.

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY	8
RISK FACTORS	11
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	18
USE OF PROCEEDS	18
DILUTION	19
PLAN OF OPERATIONS	20
MARKET FOR OUR COMMON STOCK	21
BUSINESS	22
MANAGEMENT	38
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	42
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	43
DESCRIPTION OF SECURITIES	46
PLAN OF DISTRIBUTION	47
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES	48
LEGAL MATTERS	48
EXPERTS	48
WHERE YOU CAN FIND MORE INFORMATION	48
INDEX TO FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information, financial statements and other data appearing elsewhere in this Prospectus. At various places in this Prospectus, we may make reference to the "company" or "us" or "we." When we use those terms, unless the context otherwise requires, we mean Premier Indemnity Holding Company and its subsidiaries.

On November 30, 2006, we filed an amendment to our articles of incorporation effecting a 1-for 4.8 reverse split of our then outstanding shares. All share and per share information in this prospectus gives effect to the 1-for-4.8 share reverse split.

About Premier Indemnity Holding Company

We were incorporated as Premier Indemnity Holding Company in Florida on April 22, 2005. We are a development-stage company with no material assets and no current sales revenues. We have only limited operations that are devoted primarily to administrative and organizational matters and the registration of the shares offered hereby and to obtaining a permit from the Florida Office of Insurance Regulation that has allowed to form our company and its subsidiaries and to undertake efforts to raise the capital required to meet the minimum capital requirements under Florida law.

In our initial application to obtain the permit, we committed to obtain necessary capital at a starting level of at least $8,000,000 (to fund our capital reserve) in conjunction with our plan of operations, as filed with the Florida Office of Insurance Regulation. The remaining proceeds, less the expenses of this offering, will be used for working capital.

Our permit from the Florida Office of Insurance Regulation, dated January 6, 2006, allows us until January 5, 2007 to obtain a Certificate of Authority to operate as an insurance company in the State of Florida and granted us the right to form our subsidiary, Premier Indemnity Insurance Company. Under Florida law, our permit is valid for a period of one year from the date on which it was issued, but it may, upon request and approval by the Florida Office of Insurance Regulation, be extended for an additional year. Any extension of the permit is at the discretion of the Florida Office of Insurance Regulation. On November 22 2006, we applied for an extension of the expiration date of our permit. On December 13, 2006, the expiration date of our permit was extended until September 1, 2007.

Timeline

We anticipate that we will be able to raise the minimum of $9,500,000 within 60 to 90 days from the commencement of this offering. Upon receipt of the net proceeds, we plan to file an application for the Certificate of Authority for our subsidiary, Premier Indemnity Insurance Company, and our policy forms and rates with the Florida Office of Insurance Regulation and also file an application with Demotech for a Financial Stability Rating to obtain a rating that we will need to sell residential property and casualty insurance. We estimate that the review period for our application for the Certificate of Authority and our planned policy forms and rates will take from 60 to 90 days after the applications are filed. During this period, we plan to hire additional personnel, purchase office equipment, finalize our sales and marketing plans, recruit our initial group of agents, install and test policy and claims systems, and train prospective agents. Upon receipt of approvals from the Florida Office of Insurance Regulation for these applications and an acceptable rating from Demotech, we plan to begin selling insurance on a limited basis and commence full operations as an insurance company shortly thereafter solely within the State of Florida.

We may revise our plans further as we assess our circumstances and we cannot assure you that we can achieve any one or more of these plans or if we do achieve them, that we can do so in the timeframes described above.

Florida Market Conditions

In recent years and given the current economic expansion, the number of homes in Florida has increased and many large, national insurance companies have, at the same time, either reduced their insurance underwriting activities in

Florida or withdrawn entirely from the state. In particular, State Farm Insurance Company, Allstate Insurance Company, Travelers Insurance Company, Liberty Mutual Insurance Company, Amica, AIG, and Horace Mann have significantly reduced their homeowners’ insurance underwriting activities in Florida in recent years. One company, Safeco Insurance, has withdrawn entirely from writing all homeowners’ policies in Florida.

We believe that that these large insurance companies have taken these actions: (1) to reduce their exposure to hurricanes; (2) to realign the level of catastrophe risk exposure to levels that they face in other jurisdictions where hurricanes are not present; and (3) to mitigate their exposure to earnings volatility that hurricane claims can cause. In addition, given the historically huge magnitude of the losses that these companies incurred from the hurricanes of 2004 and 2005, many have recently put more emphasis on other markets. We believe that the perception of the catastrophe exposure risks by these companies is greater now than ever.

These actions by the national insurance companies have caused the state of Florida to create Citizens Property Insurance Company, a state-funded property and casualty insurance carrier, to provide homeowners insurance to consumers who cannot obtain insurance from the private market. Citizens is intended to be the insurer of last resort and its rates by law must be higher than the private market so as not to compete with voluntary market insurers. We believe that Citizens currently insures over 1.2 million homes in Florida, making it the largest homeowners’ insurance carrier in Florida. The state of Florida has also recognized this gap between demand and supply by creating the Florida Hurricane Catastrophe Fund (FHCF) that has encouraged and enabled the formation of new, smaller insurance companies. Since 1994 and the formation of the FHCF, 36 property and casualty insurance companies have been formed in Florida.

As a result, we believe that if we can successfully implement our plans, there may be some opportunities for us to meet a growing demand for homeowners insurance that far exceeds the supply of insurance underwriting capacity from the current group of homeowner insurance companies in the Florida market. In that event, and to the extent that we are able, we seek to employ our experienced managerial team and our planned systems with the goal of writing between 10,000 and 20,000 new homeowners’ insurance policies per year in the Florida market through our subsidiaries, Premier Indemnity Insurance Company and Premier Indemnity Associates, Inc. through which we intend, upon receiving licenses from the Florida Office of Insurance Regulation, to write HO3 (Homeowners) and HO6 (Condominium) insurance policies to homes under 30 years old with replacement cost values ranging from $50,000 (Condominiums) and $100,000 (Homes) to a maximum of $500,000.

We estimate, based on data from the 2000 U.S. Census and the Florida Hurricane Catastrophe Fund (FHFC) and provided to us by Collins Associates, a reinsurance intermediary with operations in Florida, that there be as many 2,500,000 homes and condominiums in Florida that meet this criteria. While we have relied upon these estimates in developing our plans and we believe that they are accurate, we may revise them further after we commence operations and review additional data.

Challenges We Face

In general, the most significant challenges that we anticipate are those that arise from hurricanes. We will need to closely monitor the location and concentration of the insurance policies that we plan to issue so that, to the extent that we are able, we may be able to avoid excessive concentration of policies in any one geographic area and, if possible, to achieve geographic diversification of our policies. If we can do so, this may allow us some ability to minimize our losses from hurricanes and to obtain reinsurance on a cost-effective basis.

We plan to use Catastrophe Modeling Technology (CMT) to assist us in identifying the extent of the risks that we face and in identifying the extent and amount of reinsurance that we will seek to purchase. While we believe that our planned use of CMT will help us, we will continue to face challenges since we cannot predict the timing, locations, number, and magnitude of the hurricanes that hit Florida with any precision or we can not fully avoid the risk of significant financial losses.

We plan to purchase reinsurance to at least to the one in one hundred-year event, as measured by the catastrophe models we will use. Florida law currently requires this level of reinsurance. We also face the challenge of obtaining this level of reinsurance on an affordable basis. Our goal is to limit the cost of the premiums that we pay to obtain reinsurance to no more than 40% or less of the revenues that we may be able to achieve. Several factors make this challenging for us and we may not be able to achieve this goal. First, we cannot predict our reinsurance costs. Second, if our reinsurance or other costs increase, we cannot assure you that we can obtain timely approval of any insurance rate application from the Florida Office of Insurance Regulation to offset the increased costs of reinsurance. Third, we face a continuing challenge in limiting the geographic concentration on the location of the homes and condominiums that we insure. If we issue insurance policies in one geographic area, particularly an area that is prone to significant and likely hurricane damage, then we will need to purchase more reinsurance. This could cause our reinsurance costs to exceed 40% of the insurance premium revenues that we seek to generate from insurance policy holders. This may be particularly challenging in the first few years of our planned operations and we cannot assure you that we will be able to successfully limit our reinsurance costs.

As we assess the challenges that we will face, we are aware that the following insurance companies that previously offered similar insurance products and services as we propose to offer have been put into liquidation or were placed under the direct supervision of the Florida Office of Insurance Regulation as a result of their adverse financial condition: American Superior Insurance (in liquidation in 2004), Atlantic Preferred Insurance (part of the Poe Group) (in liquidation in 2006), Florida Preferred Insurance (part of the Poe Group) (in liquidation in 2006), Florida Select Insurance (in supervision in 2006), Southern Family Insurance (part of the Poe Group) (in liquidation in 2006). We cannot assure you that we will not face a similar fate. Additional companies may be leaving the Florida market in 2006 as well.

We will also face the continuing annual challenge that hurricanes can place on our personnel. We will, to the extent that we are able, implement and monitor the services we provide to our policyholders during and after a hurricane and to take steps that may allow us to differentiate our company from our competition by: (A) attempting to deliver superior service to our planned policyholders and the agents that sold these policies; and (B) offering discounts where the risks we face appear attractive. We will also face a continuing challenge to recruit good agents. We also need to constantly review our compliance with the current and future regulations of the Florida Office of Insurance Regulation if we are to maintain compliance in the highly regulated industry that we seek to enter.

We will be subject to the oversight and regulation by the Florida Office of Insurance Regulation. In that respect, all of our insurance forms and rates and any attempt that we may later make to adjust or increase our forms and rates will be subject to approval by the Florida Office of Insurance Regulation. The Florida Office of Insurance Regulation may delay or deny approval of any application for forms and policy rates that we may submit and we have no control over their decision-making.

In writing and producing these policies, we plan to outsource policy and claims services to WaterStreet Company, an experienced provider of business process outsourcing solutions in Florida. WaterStreet was founded in 2000. It is currently providing similar services to four other property and casualty insurance companies. Its management has an average of 15 years experience in the insurance and technology fields. We believe that by having WaterStreet provide these services (for processing policies, premiums, and claims) for our anticipated policyholders, we may be able to remain better focused on pricing, underwriting, and marketing our planned insurance products and also avoid certain up-front costs.

We have entered into two agreements with Waterstreet: a Policy Administration Full Service Agreement; and a Claims Administration Services Agreement. Pursuant to the Policy Administration Full Service Agreement, we agreed to pay WaterStreet the following amounts in exchange for their services: (a) $55.00 as annual fee per policy (subject to a reduction of $1.00 per policy for every 10,000 policies in force or $49.00 per policy, whichever is greater); (b) $5,000 per month as an administrative fee; (c) a commission of 5% of any direct premiums received if WaterStreet serves as the licensed agent on any orphan or house account business; and (d) for any services provided by WaterStreet not specifically provided in the agreement, a fee equal to time and materials basis at the rate of $95.00 per person hour. Pursuant to the Claims Administration Services Agreement, we agreed to pay Waterstreet the following amounts in exchange for their services: (w) a Loss Adjustment Expense fee equal to 4% of the incurred loss suffered by an insured claiming losses covered by our planned policies in addition to certain other adjuster fees set forth in the agreement; (x) a minimum administrative fee of $5,000 per month; and (y) for any other services provided by WaterStreet not specifically set forth in the agreement, WaterStreet is to be paid on a time and materials basis at the rate of $95 per person per hour.

However, in outsourcing these tasks to WaterStreet, we are exposed to the risk of other potential problems. These may include: (A) the provider fails to correctly produce timely and accurate accounting information potentially resulting in inadequate internal controls and misstated financial statements; (B) the provider fails to give timely services and response to customers and agents; (C) the provider misinterprets claims and improperly denies proper claims or grants improper claims with the result that we may exposed to law suits and adverse actions from the Florida Office of Insurance Regulation or, in the latter case, to losses; (D) the provider misappropriates funds with the result that we incur losses; (E) the provider fails to follow underwriting guidelines; and (F) the provider takes other actions which damage our reputation and our business with our planned customers, agents, and with the

Florida Office of Insurance Regulation. While we believe relying upon WaterStreet is prudent and we plan to provide appropriate oversight measures, we cannot assure you that we will be successful in mitigating these risks.

We have identified Wachovia Securities, LLC, a division of Wachovia Bank, N.A., and Mairs & Powers, Inc. as suitable candidates to provide portfolio management services in managing our planned portfolio from the funds received, if any, from this offering. We have not entered into any agreement with either of these firms. There are many other firms that we could select, but we anticipate that if this offering is successful, we will enter into negotiations with them.

We will also face significant challenges in entering the Florida market, to implement systems and procedures to allow us to operate a new business, and to meet existing and ever-changing regulatory, competitive, and other challenges beyond our control. Our principal offices are at 3001 N Rocky Point Dr East, Ste 200 Tampa, FL 33607 and our telephone number is 813-286-6194. Our fiscal year end is December 31.

The Offering

We are offering a minimum of 9,500,000 and a maximum of 15,000,000 shares of our common stock. The offering price for the shares is $1.00 per share. This price was established on an arbitrary basis without regard to the assets, earnings, or other performance indicators of any entity or the price of securities of similar companies in the same industry

The shares will be offered through Strasburger Pearson Tulcin Wolff Incorporated on a "best efforts all or none basis" as to the first 9,500,000 shares and "on a best efforts basis" as to the remaining shares. Our directors, officers and principal shareholders may purchase shares in this offering and those shares will be counted in determining whether a minimum of 9,500,000 shares have been sold. An initial closing will be held within three business days of our acceptance of subscriptions for not less than 9,500,000 shares. Until the initial closing, all subscription funds will be deposited into a non-interest bearing escrow account with Wilmington Trust Company, as escrow agent.

Common stock outstanding

Prior to offering.............................................................................................................7,005,208 Shares
If 9,500,000 shares are sold in the offering................................................................	16,505,208 Shares
If 15,000,000 shares are sold in the offering..............................................................	22,005,208 Shares

If we do not receive and accept subscriptions for at least 9,500,000 shares within 90 days from the commencement of the offering (or within 135 days from the commencement of the offering if we and the sales agent elect to extend the expiration date for an additional 45 days), the offering will terminate and all funds then held in escrow will be immediately returned to investors without interest or deduction. We will hold an initial closing within three business days of our receipt and acceptance of subscriptions for at least 9,500,000 shares. Following the initial closing, all additional proceeds from the sale of our shares, if any, will be immediately released to us.

Our common stock is not listed on, or quoted through, any exchange or other publicly-recognized trading market. We intend to seek inclusion of our common stock for quotation on the OTC Bulletin Board.

We cannot assure you that a public market will develop by reason of this offering.

Use of Proceeds

We will use the net proceeds to meet the capital requirements required by the Office of Insurance Regulation of the Florida Department of Financial Services and as working capital and for general corporate purposes. See “Use of Proceeds.”

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. Only those persons able to lose their entire investment should purchase these shares. Before purchasing any of these shares, you should carefully consider the following factors relating to our business and prospects. You should also understand that this prospectus contains "forward-looking statements." These statements appear throughout this prospectus and include statements as to our intent, belief or current expectations or projections with respect to our future operations, performance or position. Such forward-looking statements are not guarantees of future events and involve risks and uncertainties. Actual events and results, including the results of our operations, could differ materially from those anticipated by such forward-looking statements as a result of various factors, including those set forth below and elsewhere in this prospectus. For California investors, see the two special risk factors listed last in this section.

Risks Related to Our Business

We are a newly formed business with no material assets and no prior operations upon which to base your investment decisions.

We are a new, development-stage company and we have no material assets or history of operations. As a result there is no historical record that an investor can use to examine our performance or our management in order to evaluate our future prospects. In addition, we have minimal assets and outstanding indebtedness to promissory note holders. For these reasons, the purchase of our shares should only be considered by persons who are prepared to lose their entire investment. As a result, the purchase of our shares must be considered to have greater risk compared to companies that have an established historical track record of generating revenues, profits, and positive cash flow.

We will likely incur losses before we can commence operations as an insurance company.

If this offering is successful and we receive the capital needed to obtain the Certificate of Authority from the State of Florida, we will likely incur losses before we can commence any operations as an insurance company. We anticipate that we may have two to three months or longer before we can commence operations. As a result, we may incur losses before we gain any revenue from our planned business and we cannot predict the precise date at which we may be able to commence operations or the magnitude of such losses.

We have no full-time employees and only two of our officers provide a limited amount of attention to our business affairs and we may have overlooked actions that we should have taken to protect us from costs and losses that could be avoided.

At the present time, we have no full-time employees. Two officers, Stephen L. Rohde, our President, Treasurer, and a Director, devotes approximately 70 hours per month to our business affairs while Stephen W. Dick, our Vice President, devotes an average of approximately 27 hours per month to our business affairs. While we believe that this arrangement has allowed us to prudently limit our costs and expenses while, at the same time, provide us with a sufficient managerial assistance to implement our business strategy, the lack of full time officers may have limited our ability to fully evaluate our business plans. As a result, we may have overlooked important opportunities to refine our business plan, and as a result, we may later incur unanticipated costs and losses due to events and problems that we did not fully anticipate.

We have no history of operations and may never become profitable and we currently hold only a permit that has allowed us to form the Company and seek to obtain the required capital necessary for the Certificate of Authority that we seek from the Florida Office of Insurance Regulation.

We have no existing operations. Our permit, as amended, allows us until September 1, 2007 to obtain a Certificate of Authority to operate as an insurance company in the State of Florida and granted us the right to form our subsidiary, Premier Indemnity Insurance Company. In our application to obtain the permit, we committed to obtain necessary capital at a starting level of at least $8,000,000 in conjunction with our plan of operations, as filed with the Florida Office of Insurance Regulation. We require the net proceeds of this offering to commence operations. We cannot assure you that we will receive the Certificate of Authority from the State of Florida. Further, the extent of the licenses that may be granted to us will require that we continually satisfy ever-changing rules and regulations established under the laws of Florida. Given these uncertainties and the early stage of our company, if one or more of these events occur, we may incur significant delays in implementing our business plan and resulting losses. This may result in further delays and difficulties in our ability to generate sufficient operating revenues to support expenditures. However, we may never generate positive cash flow or sufficient revenue to fund our operations and we may never attain profitability.

Florida law requires background checks and restricts the ability of certain persons from owning 10% or more of our common stock. In the event that an investor purchases 10% or more of our common stock and that investor’s background is later determined to be unsatisfactory, that investor may incur losses in attempting to liquidate all or any significant portion of their investment since our common stock may not be traded in a highly liquid trading market.

Any investor who directly or indirectly seeks to acquire or control 10% or more of our common stock will be required, as a condition of any such an investment, to submit to a background check by the Florida Office of

Insurance Regulation. In the event that any such investor is found to be unable to satisfy the ethical, moral, and other background standards set by that office, that investor may incur losses in attempting to liquidate all or any significant portion of their investment to reduce their holdings below 10% since we may not trade in a highly liquid trading market. We cannot assure you that any liquid trading market will develop that would allow any substantial number of our common stock to be traded at any time in the foreseeable future.

If we do not maintain a sufficient capital reserve on an ongoing basis, we may not be able to successfully implement our business plan and investors in this offering would likely lose all or a substantial portion of their investment.

The capital requirements to fund our planned insurance business will require that we have a minimum capital reserve of not less than $8.0 million to commence operations. Additionally and thereafter, we anticipate that we will be required to maintain a minimum of $4 million in capital reserve to remain compliant with Florida law. If we incur losses in excess of $4 million, we would then fall below the minimum capital reserve of $4 million unless we are able to raise additional capital that would allow us to have a minimum capital reserve of at least $4 million. In the event that we incur such losses and we are unable to raise the additional capital needed to meet the minimum capital reserve of at least $4 million, investors in this offering would likely lose all or a substantial portion of their investment.

Our Articles of Incorporation allow our Board to issue one or more series of Preferred Stock without stockholder approval which will limit your ability to influence or control our company.

Our Articles of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock in one or more series with such rights and privileges as our Board of Directors may, from to time, determine. For example, our Board of Directors has the right, without obtaining any approval from our stockholders, to designate and issue up to 10,000,000 shares of our authorized preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. Any issuance of our preferred stock could adversely affect the voting power of the holders of our common stock and could have the effect of delaying, deferring, or preventing the payment of any dividends (including any liquidating dividends) and any change in control of the company. While we have not issued any shares of our preferred stock and have no present plans to do so, we may do so in the future. If we issue any preferred stock, you should know that our common stock is subordinate to our preferred stock and any series of preferred stock designated and issued by our Board of Directors.

Our established competitors are primarily well-established and one or more large national insurance companies may re-enter the Florida market with the result that we may be facing more aggressive competition in the future. This could cause us to lower our prices with resulting lower margins and the greater likelihood of consequent losses thereby.

Our established competitors are primarily well established with name recognition and existing relationships with agents and brokers in the Florida market. In addition, while larger national insurance companies have reduced their presence from the Florida market, they may re-enter the market with well-funded marketing campaigns. If existing competitors and the larger national insurance carriers undertake these competitive tactics, we may face greater competition that would make it even more difficult for us to implement our business plan successfully. This could force us to lower our prices, resulting in lower margins with resulting potential losses. In this scenario, we may not be able to generate sufficient revenue from insurance premiums that would allow us to achieve profitability, positive cash flow, or both within the timeframe that we have projected.

If we do not successfully manage future growth, our ability to offer insurance products to the Florida homeowner market may be adversely affected with the result that our stock price would suffer greater volatility and you may suffer the loss of a substantial part of your investment as a result if you attempted to sell your stock at the higher end of that volatility.

If we are unable to manage our anticipated future growth effectively with its resulting increases in operating, administrative, financial, accounting and personnel systems, our ability to offer insurance products on schedule could be adversely affected. These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. The volatility of our common stock could cause you to lose a substantial portion of your investment if you purchased your shares at the higher end of the volatility.

Our business plan does not rely upon proprietary technology and our planned insurance products will likely be similar to that offered by many existing and well-established competitors with the result we may not be able to achieve or sustain sufficient revenues and thereby suffer financial volatility and losses thereby.

Our business plan does not rely upon any proprietary technology and our planned insurance products will likely be similar to the products offered by many existing and well-established competitors. Many of these competitors are established insurance companies with either an existing sales force or existing relationships with independent insurance brokers that are well-established in their communities and in the insurance industry. These competitors include, but are not limited to, American Strategic Insurance, Federated National, Florida Family, Tower Hill Preferred and Prime, and several others. While we will seek to differentiate our products and services from our competitors by: (A) providing superior service to our planned customers and agents; and (B) providing discounts where the risks are attractive. If we are not successful in this effort, it is likely that our competitors with their existing and established name recognition, relationships with agents and customers, may effectively limit any ability that we may have to generate and sustain revenues at a sufficient volume with sufficient margins to achieve profitability and positive cash flow. Differentiating our company and its planned products and services may be particularly difficult when customers and agents evaluate our services at a time of extreme catastrophic losses when the delivery of our services may be adversely impacted by the requests of many customers and agents. As a result, we may be perceived by customers and agents as an insurance company that offers no perceived benefits that would justify a customer or agent to obtain an insurance policy from us. If so, we may not achieve a sufficient and sustainable base of revenues. In that event, we would likely suffer significant financial volatility and financial losses.

We plan to offer insurance policies solely within the State of Florida and our underwriting risks will not be diversified to other geographic regions. This could cause our financial performance to be more volatile with result that investors will be exposed to a greater concentration of business risks than that faced by investors in larger more diversified insurance companies.

Our plan is to offer condominium and home insurance to homes that are less than 30 years old in markets throughout the State of Florida. Many parts of Florida face continuing risks of property destruction from hurricanes and other natural and man-made disasters. The magnitude and number of hurricanes and the destructive impact on Florida property can not be predicted with precise accuracy. While we believe that the Florida market offers strong opportunities and we will attempt to limit our exposure through Catastrophe Modeling Technology (CMT) and appropriate underwriting policies and reinsurance agreements, our anticipated premium revenues and our underwriting exposure will be concentrated entirely in Florida and we will not be diversified in any other state. This may subject us to significant financial volatility and the risk of significant losses given the uncertain timing, number, and magnitude of these disasters and the extent to which we are exposed to claims that arise out of insured losses within the state of Florida.

We face continuous review by the State of Florida to ensure that we meet state regulations. In the event that we are unable to satisfy these regulations, we may face adverse enforcement action which could include significant fines and administrative actions or the loss of our right to operate as an insurance company with consequent financial losses.

We will be subject to continuous review of the State of Florida and the Florida Office of Insurance Regulation in meeting state insurance and other regulations. This will subject us to ever-changing standards in the laws, regulations, and other requirements. While we plan to implement procedures and policies that will allow us to meet these standards, we cannot assure you that we will always successfully satisfy the legal requirements that will allow us to implement our plans or continue to satisfy these requirements in the future. If we are not able to satisfy and continue to meet these requirements, we may face adverse enforcement action and we may be unable to operate as an insurance company and implement our business plan. As a result, we would likely incur significant and protracted losses.

We anticipate relying upon WaterStreet Company to provide administrative services to us. If WaterStreet fails to fulfill its obligations in any material respect, we may suffer adverse administrative actions from the Florida Office of Insurance Regulation and dissatisfied customers with resulting losses.

We anticipate relying upon WaterStreet Company to provide administrative services to our company in processing premiums, issuing insurance policies, and handling claims. While we believe that this out-sourcing arrangement is prudent, that it may allow us to effectively meet changing insurance market conditions, and that we may be able to exercise effective oversight over WaterStreet, we will not have direct control over this important part of our planned business. In this event, if WaterStreet fails to fulfill its obligations in any material respect, we may suffer adverse administrative actions from the Florida Office of Insurance Regulation and dissatisfied customers with resulting losses.

We have entered into two agreements with Waterstreet: a Policy Administration Full Service Agreement; and a Claims Administration Services Agreement. Pursuant to the Policy Administration Full Service Agreement, we agreed to pay WaterStreet the following amounts in exchange for their services: (a) $55.00 as annual fee per policy (subject to a reduction of $1.00 per policy for every 10,000 policies in force or $49.00 per policy, whichever is greater); (b) $5,000 per month as an administrative fee; (c) a commission of 5% of any direct premiums received if WaterStreet serves as the licensed agent on any orphan or house account business; and (d) for any services provided by WaterStreet not specifically provided in the agreement, a fee equal to time and materials basis at the rate of $95.00 per person hour. Pursuant to the Claims Administration Services Agreement, we agreed to pay Waterstreet the following amounts in exchange for their services: (w) a Loss Adjustment Expense fee equal to 4% of the incurred loss suffered by an insured claiming losses covered by our planned policies in addition to certain other adjuster fees set forth in the agreement; (x) a minimum administrative fee of $5,000 per month; and (y) for any other services provided by WaterStreet not specifically set forth in the agreement, WaterStreet is to be paid on a time and materials basis at the rate of $95 per person per hour.

We have not engaged any independent insurance agents to sell our planned insurance products and we anticipate relying upon such agents. Relying upon independent agents exposes us the risks resulting from receiving inaccurate and fraudulent information and also incurring losses due to mishandled policies.

We have not yet engaged any independent insurance agents to sell our planned insurance products. We do not plan to engage any insurance agents to sell our products unless we are successful in achieving the minimum offering and we receive the Certificate of Authority from the Florida Office of Insurance Regulation. We plan to enter into agreements with independent insurance agents to represent us as independent contractors not as our employees. As a result, we will not likely be able to exercise direct control over these agents in marketing and selling our planned insurance products. These independent agents will likely also offer and sell insurance policies by our competitors and we will need to offer these agents commissions that favorably compare to the commissions offered by our competitors. This may serve to limit the effectiveness of our marketing and sales efforts, increase our commission costs, our ability to develop a presence in the Florida market, and our ability to grow as a company. Our planned reliance upon independent agents exposes us the risks resulting from receiving inaccurate and fraudulent information and also incurring losses due to mishandled policies. These losses may be significant and we may not be able to limit our exposure.

We anticipate relying upon third parties for portfolio management services in managing our planned investments and we may incur losses if we do not effectively manage the activities of these portfolio management service providers.

We plan to rely upon third party professionals to provide us with investment management services to manage our planned portfolio. We have identified Wachovia Securities, LLC, a division of Wachovia Bank, N.A., and Mairs & Powers, Inc. as suitable candidates to provide portfolio management services in managing our planned portfolio from the funds received, if any, from this offering. We have not entered into any agreement with either of these firms (and there are other firms that offer similar services); but we anticipate that if this offering is successful, we will enter into negotiations with them. While we can not assure you that we may be able to exercise effective oversight over the investment management services that we receive since we will not have direct control over this important part of our planned business. In that event, we may incur significant losses.

If this offering is successful and we obtain the Certificate of Authority to operate as an insurance company in Florida, we will likely incur substantial losses before operating revenues may be achieved at a sufficient level above anticipated operating costs.

If this offering is successful, we anticipate that if we obtain the Certificate of Authority from the State of Florida that will allow us to operate as an insurance company, we will likely incur losses for a period of at least 12 to 24 months or longer before we can achieve sufficient operating revenues in excess of anticipated operating losses. While we intend to manage and control our expenses, some expenses are fixed and others are beyond our control. In any event, we may not be able to control our expenses effectively and because of this uncertainty we may incur losses for an uncertain time period. Further, as a new company entering a new business, we cannot be certain that we can develop a sufficient level of revenues in excess of these expenses or if we do develop a sufficient level of revenues, that it will be maintained for any period of time. As a result, we may experience losses.

We have not completed an evaluation on the cost and availability of reinsurance and related uncertainties. As a result, we may face unanticipated costs and other problems that we have not identified which could cause investors to lose a substantial portion of their investment.

We anticipate entering into reinsurance agreements with one or more reinsurance companies that will allow the reinsurance company to assume certain risks insured under our planned policies. We have not completed any evaluation of the cost of obtaining such reinsurance or whether such policies may be available to us. The cost of reinsurance fluctuates and likely will depend on the perception of risk determined by reinsurance carriers, competition among reinsurance carriers, and other factors beyond our control. In general, if are successful in entering into a reinsurance agreement with a reinsurance company, a portion of the insurance premiums we receive on our anticipated policies will be paid by us to the reinsurance company. As a result and in this event, the insurance premiums we receive on such policies (for which reinsurance is obtained) will be reduced in exchange for the reinsurance carrier assuming some of the risk covered by the policy. Thus, to the extent that we enter into reinsurance agreements, our premium revenues will be reduced. Further, we cannot assure you that any agreement with a reinsurance company will be cost effective. If we determine that the cost of reinsurance is excessive, we may limit the amount and extent of reinsurance arrangements. However, if we limit the amount and extent of reinsurance, we will be exposed to greater risks and claims to a far greater degree with the result that we could incur greater underwriting losses. Further, since we are a new company entering into the insurance business, we may face greater scrutiny and uncertainty on applying for and obtaining any reinsurance and cannot assure you that we will be successful in obtaining reinsurance or, if we do, that it can be obtained at a cost that is reasonable in light of current competitive and market conditions. In this context and for these and other reasons, we may face unanticipated costs and other problems that we have not identified which could cause investors to lose a substantial portion of their investment.

While we plan to use Catastrophe Modeling Technology (CMT) to help us in making underwriting decisions and in obtaining reinsurance, we cannot assure you that our use of CMT will allow us to avoid significant financial losses.

We plan to use Catastrophe Modeling Technology (CMT). In general, CMT is software and related technology developed and marketed in Florida by vendors approved by the Florida Office of Insurance Regulation. While all Florida homeowners’ insurance companies utilize CMT under a license from an approved vendor, the models employed by CMT do not fully and accurately predict the location, number, magnitude, or extent of the hurricanes and other catastrophes in Florida. As a result, we cannot assure you that we will be successful in avoiding significant financial losses.

Our planned reinsurance program may not provide adequate financial protections.

To the extent that we are able and subject to market conditions and the accuracy of our assessments regarding the risks we face, we plan to take steps to protect our company from excessive losses from catastrophes, most notably hurricanes. To do this, we plan to monitor and evaluate our underwriting rules and parameters and to purchase reinsurance to at least the one in a hundred year probable maximum loss, as determined by insurance industry approved computer models. However, it is possible that one or more major hurricanes (such as a Katrina or more severe hurricane) could hit one or more sections of Florida where we have a concentration of homes that causes more damage than the one in 100 year event. Losses that arise out of events that are deemed to be above the one in 100 year probable loss, will not be covered by reinsurance. We would have only our existing capital to cover losses above the upper limit of our reinsurance, which may not be adequate to allow us to remain in business. Further, in the event that multiple major hurricanes hit one or more sections of Florida in an area where we have significant exposure under our policies, we could be easily exposed to significant claims with losses that may place our company at a distinct risk of becoming insolvent. Further and in this and other contexts, we cannot assure you that one or more of any reinsurance companies with whom we may enter into reinsurance agreements with will not become financially insolvent and unable to meet and pay amounts due us under the terms of our planned reinsurance agreements. In these scenarios, the reinsurance agreements that we plan to enter into will likely be of little value in protecting our capital and protecting us from claims in excess of the risk assessments that we made previously. This too exposes us to the distinct risk of becoming bankrupt or insolvent. We believe that our competitors historically have purchased reinsurance similar to our plans. However, we cannot assure you that we will be able to purchase reinsurance at the levels or in amounts that we plan or, if we can obtain such reinsurance, that we will be able to do so at costs that are financially cost-effective. To the extent that reinsurance costs are found to be excessive, our business plans may not be commercially viable, we may incur substantial losses due to excessive claims from our policyholders and be exposed to risks that, at minimum, will likely result in extreme volatility in our financial performance and possible bankruptcy and insolvency.

We will be exposed to the risks associated with misrepresentations made by independent insurance agents.

We are aware that insurance companies face a continuing risk from litigation from persons claiming insurance coverage and assert that the insurance agent misrepresented whether the policy existed, misrepresented the extent of insurance coverage, or both. While we intend to take precautions to prevent such claims, we cannot assure you that we can successfully prevent losses arising out of such claims.

Risks Related to the Offering and our Common Stock

Our management will have broad discretion in utilizing the net proceeds of the offering, particularly if we sell 15,000,000 shares in this offering.

We will utilize $8,000,000 of the net proceeds to establish the capital reserve we require to commence operations. The remaining net proceeds will be available as working capital and for general corporate purposes. As a result, our management will have broad discretion in utilizing the net proceeds of the offering, particularly if we sell 15,000,000 shares in this offering.

Investors who purchase our shares will incur immediate and substantial dilution.

Based on our September 30, 2006 balance sheet and without including the effect of any transactions or events after that date, in the event that we sell 9,500,000 shares in this offering, an investor who participates in this offering will incur immediate dilution of approximately 44% or approximately $0.44 of every $1.00 invested based on the book value of their investment. Similarly and in the event that we sell 15,000,000 shares in this offering, the investor who participates in this offering will incur dilution of approximately 33% or approximately $0.33 of every $1.00 invested based on the book value of their investment.

If you purchase our shares, your investment will not earn any interest or return while it is held in escrow.

Until we receive and accept subscriptions for at least 9,500,000 shares, your subscription funds will be held in a non-interest-bearing escrow account. You will not earn any interest on your subscription funds if we are unable to sell at least 9,500,000 shares in this offering.

We cannot assure you that a trading market for our shares will develop following the offering.

After the offering, we will have outstanding a minimum of 16,505,208 shares and a maximum of 22,005,208 shares. Our officers, directors, and principal shareholders own in the aggregate 6,385,417 shares and may purchase additional shares in this offering, which shares may be counted in determining whether we have received and accepted a minimum of 9,500,000 shares so as to allow us to conduct an initial closing. We have not requested or received, and we have no intention or plans to request or receive, any commitment from any of these persons to purchase our shares. We do not know if these persons will purchase our shares and, if so, how much they will purchase or if, after purchasing them, they may resell them. If any of these persons make any such decision, we will not participate in or provide any advice regarding such matters. If one or more of these persons purchases a significant portion of the shares offered, it is likely that there will be no meaningful trading market for our common stock. In that event, any other person who purchases our shares in this offering will have little or no opportunity to gain any meaningful liquidity on his investment. To the extent that such persons purchase shares in this offering, the number of shareholders and the trading market for our common stock likely will be adversely impacted. As a result, this may limit the liquidity of any trading market that may develop and may limit the ability of purchasers of our common stock to resell any shares that they acquire in this offering or in the open market. In addition, to the extent our directors, officers and principal shareholders purchase shares in this offering, the number of shares available for re-sale will be reduced under the volume restrictions of Rule 144 (e) under the Securities Act. Moreover, if the shares offered hereby are acquired only by a small group of investors, a limited, illiquid, and sporadic trading market may develop. We cannot assure that a liquid trading market will develop or if it does develop, that it can be sustained.

Our Articles of Incorporation allow our Board to issue one or more series of Preferred Stock without shareholder approval which will limit your ability to influence or control our company.

Our Articles of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock in one or more series with such rights and privileges as our Board of Directors may, from to time, determine. For example, our Board of Directors has the right, without obtaining any approval from our shareholders, to designate and issue up to 10,000,000 shares of our authorized preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. Any issuance of our preferred stock could adversely affect the voting power of the holders of our common stock and could have the effect of delaying, deferring, or preventing the payment of any dividends (including any liquidating dividends) and any change in control of the company. While we have not issued any shares of our preferred stock and have no present plans to do so, we may do so in the future. If we issue any preferred stock, you should know that our common stock is subordinate to our preferred stock and any series of preferred stock designated and issued by our Board of Directors.

For California Investors: Strict Suitability Standards for California Residents and Limited Offering Permit

The offering and sale of our common stock in this offering was approved on the basis of a limited offering qualification whereby offers and sales can only be made to proposed offerees based on their meeting certain suitability standards as described on the inside cover page of the Prospectus and as set forth in the Purchase Order Form. We did not have to demonstrate compliance with any of the merit regulations of the Department of Corporations as found in Title 10, California Code of Regulations, Rule 260.140 and following. As a result, our lack of compliance with these merit regulations may adversely effect the number of potential investors that purchase our common stock and the resulting liquidity and trading volume in any trading market that may develop following this offering.

For California Investors: Exemption for Secondary Trading in California Withheld

The exemption for secondary trading provided by Section 25104(h) of the California Corporate Securities Law of 1968 will be withheld and any purchaser of our common stock will need to review and evaluate whether there may be other exemptions to cover private sales by the bona fide owner for his own account without advertising and without being effected by or through a broker in a public offering. As a result, any California resident purchaser may not have an ability to obtain any immediate liquidity on the purchase of his shares of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, the information contained in this prospectus filed with the SEC are “forward looking” statements about our expected future business and financial performance. These statements which appear throughout this prospectus and include statements as to our intent, belief or current expectations or projections with respect to our future operations, performance or financial position, involve known and unknown risks, including, among others, risks resulting from economic and market conditions, forecasting accuracy in our business plan and projected costs, the magnitude of the start-up costs we face in commencing operations, uncertainties relating to consumer preferences, uncertainties regarding the cost of obtaining re-insurance, the probability that, if we commence operations, that we may face one or more years where the number and magnitude of hurricane activity may exceed historical averages, and other business conditions. We are subject to these and many other uncertainties and assumptions contained elsewhere in this prospectus. We base our forward-looking statements on information currently available to us, and, in accordance with the requirements of federal securities laws, we will disclose to you material developments affecting such statements. Our actual operating results and financial performance may prove to be very different from what we have predicted as of the date of this prospectus due to certain risks and uncertainties. The risks described above in the section entitled “Risk Factors” specifically address some of the factors that may affect our future operating results and financial performance. Accordingly, you are cautioned not to place too much relevance on such forward-looking statements, which speak only as of the date made. All subsequent written and oral forward-looking statements attributable to our company, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statement contained in this prospectus.

USE OF PROCEEDS

We estimate the net proceeds of the offering at $13,800,000 if 15,000,000 shares are sold and $8,740,00 if only 9,500,000 are sold, after deducting the 8% commission payable to our sales agent, but before deducting expenses of the offering, which we estimate at $97,000, and assuming none of the shares are sold to investors introduced by our officers or directors. We have committed $8,000,000 of the net proceeds to fund our capital requirements to meet the surplus required by the State of Florida. The remaining proceeds will be available as working capital and for general corporate purposes. Since we are a development stage company without revenues we may need to utilize a portion of the remaining net proceeds to fund unanticipated expenditures. We intend to invest the net proceeds in short-term, interest bearing investment-grade securities until the net proceeds are utilized.

Until we receive and accept subscriptions for a minimum of 9,500,000 shares and conduct an initial closing, all funds received, if any, will be deposited in a non-interest-bearing account maintained by Wilmington Trust Company, the escrow agent. See “Plan of Distribution - Escrow Agent.”

DILUTION

Our existing shareholders, which are comprised substantially of the persons involved in the founding of the company, its initial organization and development and our officers and directors, acquired their securities at par value as consideration for their efforts with respect to our organization and initial development. This represents a substantial difference from the contemplated $1.00 per share offering price at which we and the selling stockholder anticipate selling the shares offered hereby. As we are a development stage company with no assets, operations or revenues at this time, there is no reasonable measure of the net tangible book value per share for our outstanding common stock.

Our initial shareholders acquired all of the 7,005,208 shares issued prior to this offering at a purchase price of $0.0115 per share. In contrast, all of the shares offered hereby are being offered at $1.00 per share.

"Dilution," as the term is used herein, is a reduction in the value of a purchaser's investment measured by the difference between the purchase price and the net tangible book value of the Common Shares after the purchase takes place. "Net book value" represents the amount of total assets less the amount of total liabilities divided by the number of Shares of our Common Stock outstanding. This dilution arises mainly from the arbitrary decision as to the Offering price per Share and the lower book value of the shares currently outstanding.

For example, if we sell 9,500,000 shares in the offering, purchasers in this offering would own approximately 58% of the outstanding shares, assuming none of the existing shareholders, including our officers, directors and principal shareholders, purchase shares in this offering.

The following table summarizes the dilution which investors participating in the offering would incur and the benefit to current shareholders as a result of this Offering and assumes the sale of a minimum of 9,500,000 shares and a maximum of 15,000,000 shares (before deducting any legal, accounting, printing, or other offering costs incurred in connection with this offering). The table does not include the impact of any other events or financial or other transactions after September 30, 2006.

	If Minimum Offering	If Maximum Offering
	($9,500,000)	($15,000,000)
Offering Price Per Share (1)	$1.00	$1.00
Net Book Value Per Share Prior to the	($0.045)	($0.045)
Offering (2)
Increase in the NetBook Value Per Share	$0.6015	$0.7123
Attributable to this Offering
Net Book Value Per Share After this	$0.5565	$0.6673
Offering (3)
Dilution to New Investors	$0.4435	$0.3327

Footnotes:

(1) All of the shares are being offered at $1.00 per share. The amounts shown do not include any deduction for legal, accounting, printing, or other costs incurred in connection with this offering or the effect of any events or transactions after September 30, 2006. All calculations are based on the 7,005,208 shares that were outstanding prior to this offering and reflect the issuance of a minimum of 9,500,000 shares and a maximum of 15,000,000 additional shares in this offering.

(2) Prior to this offering, we have outstanding 7,005,208 shares.

(3) Represents the net book value per share, after giving effect to the sale of a minimum of 9,500,000 shares and a maximum of 15,000,000 shares in this offering, without giving effect to any other financial transaction or event subsequent to September 30, 2006 or deduction for commissions and expenses of this offering. The investors participating in this offering will incur an immediate dilution in the net book value per share of approximately $0.3327 (if 15,000,000 shares are sold) or $.4435 (if 9,500,000 shares are sold). This represents dilution of approximately 33% per $1.00 invested if 15,000,000 shares are sold and approximately 44% per $1.00 invested if 9,500,000 shares are sold.

Comparative Ownership and Comparative Relative Contributions of Capital

The following table compares the stock ownership and capital contributions of our existing stockholders and purchasers of shares in this offering if a minimum of 9,500,000 shares and a maximum of 15,000,000 shares are sold in this offering.

	No. of	%	Dollars	%	No. of	%	Dollars	%
	Shares		Invested		Shares		Invested
Existing Stockholders(1)	7,005,208	42%	$0	0%	7,005,208	32%	$0	0%
New Investors(2)	9,500,000	58%	$9,500,000	100%	15,000,000	68%	$15,000,000	100%
Totals	16,505,208	100%	$9,500,000	100%	22,005,208	100%	$15,000,000	100%

Footnotes:

(1) Represents, for existing stockholders, the number of shares held, percentage ownership, amount of capital contributed to the company, and percentage of capital contributed to our company if a minimum of 9,500,000 shares and a maximum of 15,000,000 shares are sold in this offering.

(2) Represents, for purchasers of shares in this offering, the number of shares held, percentage ownership, amount of capital contributed to the company, and percentage of capital contributed to our company if a minimum of 9,500,000 shares and a maximum of 15,000,000 shares are sold in this offering.

If only 9,500,000 shares are sold in this offering, purchasers will own, in the aggregate, approximately 58% of our outstanding shares of common stock and will have contributed almost all of our capital. If a maximum of 15,000,000 shares are sold in this offering, purchasers will own, in the aggregate, about 68% of our outstanding shares of common stock and will have contributed almost all of our capital.

Plan of Operations

We are a development stage company and have not yet had any operations or generated any revenues. We intend to use $8,000,000 of the net proceeds to fund our capital reserve to meet the requirements of the Florida Office of Insurance Regulation. The remaining net proceeds will be available as working capital and for general corporate purposes.

If we raise only the minimum of $9,500,000 and if we are able to successfully implement our business plan, we anticipate that this offering will provide sufficient capital to allow us to operate for 12 months thereafter.

We do not intend to conduct any product research but we intend to continuously monitor the Florida homeowners and condominium insurance marketplace, the products and marketing actions taken by existing insurance companies in the Florida market, and to identify potential competitive, regulatory, and other developments that may impact our plans and the strategies that we have made and, where appropriate, modify or change our plans and strategies in response to these developments. Our plans call only for us to purchase office equipment as needed for our headquarters offices which includes expenditures for office furniture, computers, other office equipment, and office supplies.

We intend to rely upon Waterstreet to provide many administrative services to us and we intend to rely upon third parties for portfolio management services. We have entered into two agreements with Waterstreet: a Policy Administration Full Service Agreement; and a Claims Administration Services Agreement. Pursuant to the Policy Administration Full Service Agreement, we agreed to pay WaterStreet the following amounts in exchange for their services: (a) $55.00 as annual fee per policy (subject to a reduction of $1.00 per policy for every 10,000 policies in force or $49.00 per policy, whichever is greater); (b) $5,000 per month as an administrative fee; (c) a commission of 5% of any direct premiums received if WaterStreet serves as the licensed agent on any orphan or house account business; and (d) for any services provided by WaterStreet not specifically provided in the agreement, a fee equal to time and materials basis at the rate of $95.00 per person hour. Pursuant to the Claims Administration Services Agreement, we agreed to pay Waterstreet the following amounts in exchange for their services: (w) a Loss Adjustment Expense fee equal to 4% of the incurred loss suffered by an insured claiming losses covered by our planned policies in addition to certain other adjuster fees set forth in the agreement; (x) a minimum administrative fee of $5,000 per month; and (y) for any other services provided by WaterStreet not specifically set forth in the agreement, WaterStreet is to be paid on a time and materials basis at the rate of $95 per person per hour.

For portfolio management services and based on preliminary discussions we have had with Mairs and Power, Inc., we anticipate that the management fees that we will incur for these services will approximate $2.00 or higher per $1,000 of funds in annual portfolio management fees.

If we raise $9,500,000, and deposit $8,000,000 in funds with a firm that provides portfolio management services and if this estimate remains accurate, this will result in annual portfolio management fees of about $16,000 or higher. The precise amount of actual portfolio management fees that we incur cannot be predicted with precision but we will evaluate our options and plan to engage the services of a portfolio management services company if we are successful in achieving the minimum offering.

If we are successful in these plans, then for the first twelve months after we commence operations, we anticipate that we will employ an aggregate of six persons (as employees of the company) in the following capacities:

President and Treasurer (1person)

Vice President, Product Management

Director, Sales & Marketing

Operations Manager

Administrative Assistants (2 persons)

Based on our current estimates, we anticipate that costs for office expenditures for office supplies and equipment will range from $25,000 to $35,000 in the first twelve months of operations. In the event that our cost estimates prove to be incorrect or cash flow from operations is not sufficient to meet operating costs, we may be required to seek additional financing, and possibly sooner than we had anticipated. We have no current arrangements with respect to any additional financing, and to the extent any additional financing is available to us at such time, we cannot assure you that such prospective financing will be available on commercially reasonable terms.

Changes in or Disagreements with Accountants on Accounting and Financial Matters

We have had no disagreements with our independent auditors and we have no further financial disclosures other than the financial statements included herein.

MARKET FOR OUR COMMON STOCK

We intend to seek inclusion of our common stock for quotation on the OTC Bulletin Board. In order for us to gain any trading on the OTC Bulletin Board, a market maker will need to file certain information required by the Securities Exchange Act of 1934 and file an application to trade our shares. We have identified a market maker who has expressed an interest in filing this application but the market maker has not given us any commitment that he will file the application and we anticipate that no application will be filed unless the minimum offering has been achieved. No trading in our common stock can occur until these conditions have been satisfied.

Prior to this Offering, no trading market for our common stock existed since we were a privately-held company. If this Offering is successful, there can be no assurance that any active, liquid trading market for our common stock will exist or, if it does exist, that it will be maintained.

No cash dividends have been paid on our common stock for the 2005 fiscal year and no change of this policy is under consideration by the Board of Directors. The payment of cash dividends in the future will be determined by the Board of Directors in light of conditions then existing, including our Company's earnings (if any), financial requirements, and opportunities for reinvesting earnings, business conditions, and other factors.

The number of shareholders of record of our common stock as of February 2, 2007 was 21.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

BUSINESS

Our Company

We were incorporated as Premier Indemnity Holding Company in Florida on April 22, 2005. We are a development-stage company with no material assets and no current sales revenues.

We have only limited operations that are devoted primarily to administrative and organizational matters and the registration of the shares offered hereby and to obtaining a permit from the Florida Office of Insurance Regulation.

Our principal offices are at 3001 N Rocky Point Dr East, Ste 200 Tampa, FL 33607 and our telephone number is 813-286-6194. Our fiscal year end is December 31.

Our Permit

We received the permit in accordance with a Consent Order issued by the Florida Office of Insurance Regulation on January 6, 2006. The permit has allowed us to: (A) form our subsidiary, Premier Indemnity Insurance Company, as a domestic insurer under the laws of Florida; and (B) to undertake efforts to raise the capital required to meet the minimum capital requirements under Florida law.

Our permit is dated January 6, 2006. The permit allows us until January 5, 2007 for us to obtain a Certificate of Authority to operate as an insurance company in the state of Florida and granted us the right to form our subsidiary, Premier Indemnity Insurance Company. In our application to obtain the permit, we committed to obtain necessary capital at a starting level of at least $8,000,000 as a necessary capital reserve in conjunction with our plan of operations, as filed with the Florida Office of Insurance Regulation.

Under Florida law, the permit we hold is valid for a period of one year from the date at which the permit was issued, but it may, upon request and subject to approval by the Florida Office of Insurance Regulation, be extended for an additional year.

On November 22, 2006, we applied for an extension of the expiration date of our permit. On December 13, 2006, the expiration date of our permit was extended until September 1, 2007.

Timeline

We anticipate that we will be able to raise the minimum of $9,500,000 within 60 to 90 days from the commencement of this offering. Upon receipt of the net proceeds, we plan to file an application for the Certificate of Authority for our subsidiary, Premier Indemnity Insurance Company, and our policy forms and rates with the Florida Office of Insurance Regulation and also file an application with Demotech for a Financial Stability Rating to obtain a rating that we will need to sell residential property and casualty insurance. We estimate that the review period for our application for the Certificate of Authority and our planned policy forms and rates will take form 60 to 90 days after the applications are filed. During this period, we plan to hire additional personnel, purchase office equipment, finalize our sales and marketing plans, recruit our initial group of agents, install and test policy and claims systems, and train prospective agents. Upon receipt of approvals from the Florida Office of Insurance Regulation for these applications and an acceptable rating from Demotech, we plan to begin selling insurance on a limited basis and commence full operations as an insurance company shortly thereafter solely within the State of Florida.

At all times, all of our insurance forms and rates and any attempt that we may later make to adjust or increase our forms and rates will be subject to approval by the Florida Office of Insurance Regulation. The Florida Office of Insurance Regulation may delay or deny approval of any application for forms and policy rates that we may submit and we have no control over their decision-making.

We may revise our plans further as we assess our circumstances and we cannot assure you that we can achieve any one or more of these objectives or if we do achieve them, that we can do so in the timeframes described above. In any event, we do not want to commence operations until after the hurricane season is over, which date is generally after November of each year.

Florida Market Conditions and Our Plans

In recent years and given the current economic expansion, the number of homes in Florida has increased and many large, national insurance companies have, at the same time, either reduced their insurance underwriting activities in Florida or withdrawn entirely from the state. In particular, State Farm Insurance Company, Allstate Insurance Company, Travelers Insurance Company, Liberty Mutual Insurance Company, Amica, AIG, and Horace Mann have significantly reduced their homeowners’ insurance underwriting activities in Florida in recent years. One company, Safeco Insurance, has withdrawn entirely from writing all homeowners’ policies in Florida.

We believe that that these large insurance companies have taken these actions: (1) to reduce their exposure to hurricanes; (2) to realign the level of catastrophe risk exposure to levels that they face in other jurisdictions where hurricanes are not present; and (3) to mitigate their exposure to earnings volatility that hurricane claims can cause. In addition, given the historically huge magnitude of the losses that these companies incurred from the hurricanes of 2004 and 2005, many have recently put more emphasis on other markets. We believe that the perception of the catastrophe exposure risks by these companies is greater now than ever.

These actions have caused the State of Florida to take two important actions.

First, the State of Florida has created Citizens Property Insurance Company, a state-funded property and casualty insurance company. Citizens provide homeowners insurance to consumers who cannot obtain insurance from the private market. Citizens is intended to be the insurer of last resort and its rates by law must be higher than the private market so as not to compete with voluntary market insurers. We estimate that Citizens currently insures over 1.2 million homes in Florida, which would make it the largest homeowners’ insurance carrier in Florida.

Second, the State of Florida has also recognized this gap between demand and supply by creating the Florida Hurricane Catastrophe Fund (FHCF) that has encouraged and enabled the formation of new, smaller insurance companies. Since 1993 and the formation of the FHCF, 36 property and casualty insurance companies have been formed in Florida.

The FHCF, established in 1993 by the State of Florida, is a tax-exempt state trust fund. It provides reinsurance to those insurance companies that write residential insurance policies in Florida. Every insurance company that writes residential and commercial insurance policies are required to participate in the FHCF as a condition of doing business in Florida.

The FHCF currently provides companies that write residential insurance in Florida with a collective total of $15 billion of reinsurance (an amount that is in excess of the $5.3 billion retention per event). The premium charged by the FHCF is at approximately 40% of the premium of the premium that would b e charged by the private reinsurance market for similar coverage. The FHCF provides protection for admitted residential and commercial exposures only for losses incurred from hurricanes. Overall, the FHCF serves to help protect insurance companies against fluctuations in the supply of private reinsurance while reducing the overall cost of catastrophe reinsurance. The FHCF maintains a website at www.sbafla.com/fhcf/.

In commencing our planned operations and offering residential insurance policies, we will participate in the Florida Hurricane Catastrophe Fund (FHCF) as required by the State of Florida. We plan to incorporate the reinsurance coverage provided by the FHCF into our overall reinsurance structure so as to allow us to protect the Company from losses identified as at least a 100 Year Probable Maximum Loss (PML) event. We believe that this approach is currently utilized by all of the companies writing residential risks in the State of Florida. However, it is possible that a major hurricane (such as a one in 500-year event) could result in substantial financial losses greater than our planned reinsurance coverage is to provide.

In addition, in recent years several insurance companies that have offered homeowners’ insurance have been put into liquidation or were placed under the direct supervision of the Florida Office of Insurance Regulation as a result of their adverse financial condition: American Superior Insurance (in liquidation in 2004), Atlantic Preferred Insurance (part of the Poe Group) (in liquidation in 2006), Florida Preferred Insurance (part of the Poe Group) (in liquidation in 2006), Florida Select Insurance (in supervision in 2006), Southern Family Insurance (part of the Poe Group) (in liquidation in 2006).

As a result, we believe that there may be some opportunities for us to meet the demand for homeowners insurance in Florida. In that event, and to the extent that we are able, we seek to employ our experienced managerial team and our planned systems with the goal of writing between 10,000 and 20,000 new homeowners’ insurance policies per year in the Florida market through our subsidiaries, Premier Indemnity Insurance Company and Premier Indemnity Associates, Inc. through which we intend, upon receiving licenses from the Florida Office of Insurance Regulation to write HO3 (Homeowners) and HO6 (Condominium) insurance policies to homes under 30 years old with replacement cost values ranging from $50,000 (Condominiums) and $100,000 (Homes) to a maximum of $500,000. We plan to offer these policies through our two wholly-owned subsidiaries, Premier Indemnity Insurance Company and Premier Indemnity Associates, Inc.

We estimate, based on data from the 2000 U.S. Census and the Florida Hurricane Catastrophe Fund (FHFC) and provided to us by Collins Associates, a reinsurance intermediary with operations in Florida, that there may be as many 2,500,000 homes and condominiums in Florida that meet this criteria. To the extent that we are able, our goal is to write between 10,000 and 20,000 homeowners’ policies per year. While we have relied upon these estimates and we believe that they are accurate, we may revise them further after we commence operations and review additional data.

Continuing Challenges of Hurricanes

Hurricanes will continue to challenge us. We plan to closely monitor the location and concentration of the insurance policies that we plan to issue so that, to the extent that we are able, we may be able to avoid excessive concentration of policies in any one geographic area and, if possible, to achieve geographic diversification within Florida so as to minimize our losses from hurricanes and to obtain reinsurance on a cost-effective basis.

To address this challenge, we plan to use Catastrophe Modeling Technology (CMT) which is used by all Florida homeowners’ insurance companies. We plan to use CMT to manage, to the extent that we are able, the catastrophe risks associated with the Florida insurance market. These catastrophe risks include natural disasters such as hurricanes and windstorms. CMT is a combination of catastrophe modeling software and software that attempts to optimize, on an aggregate basis, the risk exposures on homeowners’ and condominium insurance. The CMT used in Florida must be approved by the Florida Commission on Hurricane Loss Projection Methodology (FCHLPM). Further information is available at the Commission’s web site at www.sbafla.com/metholodology.

We plan to use CMT to develop a “template” of target exposures to assist us in identifying specific geographic areas and in determining the maximum total insured value that we can write in each zip code. Using this information, we plan to monitor, on a real time basis, using our policy processing system that we plan to deploy, to ensure, to the extent that we are able, that pre-established total insured value limits are not exceeded. These efforts will be taken with the goal of allowing us to manage our underwriting, to monitor the geographic distribution of the risks that we face, and to limit our exposure to catastrophic losses. The CMT that we plan to use can be obtained under a license agreement from any one or more of the independent certified vendors that have been approved by the Florida Office of Insurance Regulation.

We plan to use, through J.B. Collins Associates (a Florida reinsurance intermediary), CMT models from Risk Management Solutions and AIR Worldwide Corporation, both approved and certified vendors. The CMT licensed by these vendors is reviewed annually by the Florida Office of Insurance Regulation. All insurance companies that offer policies that cover catastrophic losses rely upon CMT to assist them in managing their risk exposures and to make decisions regarding the amount and location for needed reinsurance. In using CMT, we anticipate that CMT will greatly influence our decision-making but we may, as circumstances, opportunities, and information becomes available, supplement the CMT information with other information as well. Overall, we cannot assure you that our planned use of CMT will prevent us from incurring losses or protect us from the likelihood that we may become insolvent as a result of insuring against the catastrophic risks described in this paragraph. And while we believe that these plans will help us to protect our capital and surplus, we cannot assure you that we will be successful in utilizing catastrophe modeling technology to achieve our objectives and in obtaining a prudent amount of reinsurance. Further, we cannot assure you that we will successfully avoid losses.

We also plan to purchase reinsurance. We plan to purchase reinsurance to at least to the one in one hundred-year event, as measured by the catastrophe models we will use. Florida law currently requires this level of reinsurance. To the extent that we are able, we seek to limit the cost of the premiums that we pay to obtain reinsurance to no more than 40% or less of the revenues that we may be able to achieve. Several factors make this challenging for us and we may not be able to achieve this goal. First, we cannot predict our reinsurance costs when we file our insurance rate applications. Second, if our reinsurance costs increase, we cannot assure you that we can obtain timely approval of any insurance rate application from the Florida Office of Insurance Regulation to offset increased costs of reinsurance. Third, we face a continuing challenge in limiting the geographic concentration on the location of the homes and condominiums that we insure. If we issue insurance policies in one geographic area, particularly an area that is prone to significant and likely hurricane damage, then we will need to purchase more reinsurance. This could cause our reinsurance costs to exceed 40% of the insurance premium revenues that we seek to generate from insurance policy holders. This may be particularly challenging in the first few years of our planned operations.

In purchasing reinsurance, we plan to obtain reinsurance coverage from highly rated reinsurance carriers to minimize losses on an individual basis, as well as losses from other catastrophes, particularly hurricanes. Our current plans call for coverage to be structured around the mandatory coverage provided by the Florida Hurricane Catastrophe, with commercial excess catastrophe reinsurance and quota share reinsurance supporting our planned reinsurance program.

We also plan to seek a Financial Stability Rating ® from Demotech, Inc., a financial analysis and actuarial services company that has served the property and casualty insurance industry since 1985. Demotech has never sought to become a Nationally Recognized Statistical Organization (NRSO) (as defined by the U.S. Securities and Exchange Commission) and we do not anticipate that Demotech has any plans to become an NRSO in the future. The Financial Stability Rating ® from Demotech is not considered and should not be considered as an evaluation of our common stock or the merits or suitability of making any investment in our company.

The Financial Stability Rating ® is used primarily by the insurance and reinsurance industry and by banks and other lenders who participate in the residential mortgage industry and the secondary market for mortgages. In general, lenders typically require, as a condition to a residential mortgage loan, that the borrower obtain and maintain sufficient property and casualty insurance coverage with such coverage issued by an insurance company that has received an acceptable rating. We anticipate that a Financial Stability Rating ® of "A" would meet the requirements of mortgage lenders. We anticipate that we will pay a fee to Demotech for their time and services to conduct the review of our company in connection with the issuance of a rating.

As we plan to offer homeowner’s insurance products in Florida, we believe our primary need is to have a rating that is acceptable to mortgage lenders and to the secondary mortgage marketplace, such as the Federal National Mortgage association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac), and the United Stated Department of Housing and Urban Development (HUD). Fanny Mae (in 1989), Freddie Mac (in 1990) and HUD (in 1994) have all formally reviewed Demotech’s analysis procedures and accept the Financial Stability Ratings ® of “A” or better as provided by Demotech.

In 1996, Demotech, at the request of the Florida Office of Insurance Regulation and in response to the homeowner’s insurance crisis that resulted from Hurricane Andrew, developed a rating procedure for assisting newly capitalized, financially stable insurance companies in Florida to be acceptable to mortgage lenders and the secondary mortgage marketplace. This new process was done in lieu of Demotech’s normal rating process that requires the review of five year’s historical financial performance. We believe that mortgage lenders in Florida and the secondary mortgage marketplace will accept the Financial Stability Ratings ® provided by Demotech.

If we achieve the minimum offering of $8,500,000 in gross proceeds, we anticipate submitting an application and request for a Financial Stability Rating ® to Demotech shortly after we apply for our Certificate of Authority with the Florida Office of Insurance Regulation. We anticipate that it will take approximately four to six weeks or more to receive a final rating from Demotech. This should likely coincide with the timeframe during which we anticipate that we may receive approval of our Certificate of

Authority and policy forms and rates from the Florida Office of Insurance Regulation. In this event and if we can execute our other plans, we would then seek to begin selling our planned insurance products.

In addition, based on ratings given by Demotech to new residential property and casualty insurance companies in Florida formed in 2006, such as Edison Insurance Company and Northern Capital Insurance Company (each of whom have similar financial structures as we anticipate for our company), we anticipate that we may be successful in obtaining a Financial Stability Rating ® of “A” (Exceptional). Such a rating is currently acceptable to the mortgage marketplace. A Financial Stability Rating ® from Demotech will likely be based primarily on Demotech’s evaluation of our business plan, our pro forma financial projections, proposed underwriting guidelines, rate and form filings, the extent of our reinsurance plans, and other factors. This is the same information that we plan to submit to the Florida Office of Insurance Regulation in applying for the Certificate of Authority.

We believe that these timeframes are reasonable on the basis of our review of the experiences of other start-up Florida-based residential property and casualty insurance companies and the inquiries and responses we received from Demotech in preparing our business plan. However, we cannot assure you that our efforts to obtain a Financial Stability Rating ® will be successful or, if we are successful, that we can do so within these timeframes.

If we obtain such a Financial Stability Rating ® of “A”, we will use it in marketing our insurance policies to our planned insureds, to insurance agents, and to residential mortgage lenders. If we gain this rating, this will allow residential mortgage lenders to accept our insurance policies in meeting their loan underwriting requirements (and those required in the residential loan secondary market). As a result, our planned insurance products may be able to compete more effectively with those offered by other residential property and casualty insurance companies who possess the same or similar ratings.

We believe that if we obtain an acceptable Financial Stability Rating ® from Demotech, Inc., it will serve our needs. If we do not obtain an acceptable Financial Stability Rating ® from Demotech within the timeframes described above, our ability to effectively market our planned insurance products would likely be adversely affected with the result that our anticipated insurance policy premium revenues would likely be significantly lower which could result in lower margins and cash flow.

As described below, we plan to outsource policy and claims services to WaterStreet Company (a provider of business process outsourcing solutions), we face the challenge of monitoring the services that WaterStreet is to provide to ensure that it meets the expectations of the marketplace and that it complies with the Florida Office of Insurance Regulation.

We have identified Wachovia Securities, LLC, a division of Wachovia Bank, N.A., and Mairs & Powers, Inc. as suitable candidates to provide portfolio management services in managing our planned portfolio from the funds received, if any, from this offering. We have not entered into any agreement with either of these firms. We could select other firms, but we anticipate that if this offering is successful, we will enter into negotiations with them.

To the extent that we are able, we plan to position ourselves as a provider of quality homeowners’ insurance products and services in the state of Florida. We intend to take steps, wherever possible, to provide prompt claims settlement and fair payments to our policyholders. We also intend, as best we can to differentiate our company from our competitors by: (A) attempting to deliver superior service to our planned policyholders and the agents that sold these policies; and (B) offering discounts where the risks we face appear attractive. If we achieve these objectives, this may offer us a competitive advantage if we are able to differentiate our products and services to our customers and the agents that sell our policies. It may also allow us to develop a good reputation as an insurance company which may help us to establish our planned business.

We anticipate that our insurance policies will be marketed and sold by insurance agents employed by independent insurance agencies. We have not engaged the services of any insurance agents and we do not plan to engage the services of any insurance agent unless:

(A)	we sell a minimum of 9,500,000 shares ;and

(B)	we obtain the Certificate of Authority from the Florida Office of Insurance Regulation.

If these objectives are achieved, we plan to carefully select insurance agencies on the basis of previous relationships, recommendations from state and regional agency associations, referrals, in person agency interviews, and through other efforts.

We plan to offer an agency contract that will likely be comparable to those offered by other insurance companies. We currently anticipate that the selection process of appointing agents will start slowly and cautiously. During the first several months, we anticipate appointing agents on a limited and methodical basis. We expect to write only a modest amount of initial business, which, if sustained, would not be sufficient to support our business plans. We anticipate that it will some time for the marketplace and insurance agents to recognize our name and become comfortable with our company.

We estimate that we will need to have between 100 and 200 independent insurance agencies to represent us in Florida if we are to effectively market our policies and meet our business plans. These estimates may change depending on the overall effectiveness of our marketing efforts, competitive conditions in the Florida market, and other variables over which we may have little control.

These insurance agencies will not be our employees and our relationship with them will likely follow the format, terms, and arrangements typically used by other insurance companies in Florida and as set forth in a typical agency agreement. To that extent, we will likely have limited control over independent insurance agencies and the marketing and selling efforts that they undertake in connection with our planned policies. Each independent agent will have the responsibility of explaining and describing our policies to the potential insured, providing premium rate quotations, writing policies using our software, and collecting down payments.

In general and to the extent that we are able to do so, we intend to price our policies so that the premiums received are commensurate with the exposure we face. We intend to base our pricing on actuarial assumptions in evaluating the probability and magnitude of the risks we face. In doing so, we will rely on CMT in setting the rates that we seek to establish in our form and rate applications that we file with the Florida Office of Insurance Regulation. The Florida Office of Insurance Regulation will regulate all of our forms and rates any attempt that we may later make to adjust our forms or increase our rates. It may delay or deny approval of any application for forms and policy rates that we may submit and we have no control over their decision-making. We may incur losses as a result of any said delays or denials.

In order to assist us in setting our insurance policy rates and in submitting our rate filings with the Florida Office of Insurance Regulation, we have entered into discussions with the firm of Butler, Dunlap and Lindquist, a firm listed as among the top 30 actuarial firms nationally according to A.M. Best. The principals the firm also meet the statutory requirements to be eligible to submit rate filings to the Florida Office of Insurance Regulation and the firm has access to all of the homeowners rates approved for use in Florida as well as the actuarial techniques and assumptions used in the applications that have gained approval.

We anticipate that the insurance policy rates we submit to the Florida Office of Insurance Regulation will utilize actuarial assumptions using actuarial techniques accepted by the Florida Office of Insurance Regulation. These assumptions will be based on our plan for our business, our anticipated expected expenses and our anticipated reinsurance costs and projected losses. Since we are a new company, we plan to use the rates used (and approved for use) by existing competitors whose rates and business operations closely approximate the plan for our business. The use of our competitors’ rates is a necessary substitute since we lack actual loss experience data.

On an ongoing basis, we plan to monitor and adjust our rates and thereby file applications to amend our rates as necessary to take into account competitive conditions and our loss experience.

Systems

If we are successful in this offering and implement our plans, we intend to utilize WaterStreet Company’s on-line policy and claims administration system, “Aquant”. We believe that this will enable us to provide our policyholders, a friendly, efficient quoting and binding system for our independent agents, which we believe, is likely a critical success factor in today’s insurance company business model. This may allow us to compete with larger carriers. We intend to exploit any competitive advantages.

Outsourcing

We have entered into two agreements with WaterStreet Company and we plan to use WaterStreet to provide administrative services to our company in processing premiums, issuing insurance policies, and handling claims.

We were introduced to WaterStreet by Gregg Barrett, our Assistant Secretary, Director, and a shareholder. Mr. Barrett is also President of WaterStreet but except for this shared affiliation, there are no other relationships between our company and our management, on the one hand, and WaterStreet, on the other hand.

WaterStreet is a privately held company that provides the same types of administrative services to four other property and casualty insurance companies whose operations are primarily in the following states: Alabama, Florida, Louisiana, Mississippi, and Texas. WaterStreet has four existing property and casualty insurance company clients. They are: Coral Insurance Company, Edison Insurance Company, Imperial Fire and Casualty Insurance Company and North Pointe Insurance Company. WaterStreet processed 40,000 policy transactions in 2005 and it anticipates that will process 80,000 in 2006 without including that may be processed through our company. During the past twelve months, WaterStreet processed over $70,000,000 in claim payments and over $30,000,000 in premium payments for its existing clients.

For each of its clients, WaterStreet provides each of its insurance company clients with customized and separate toll-free 800 telephone numbers, post office boxes, and enterprise software (using separate servers), and customer service staff dedicated to serving and processing a client’s premiums, policies, and claims. WaterStreet provides these and related services using large scale Neopost mailing equipment, full imaging, Captaris facsimile servers, and OCR software customized for each of its clients and integrated into client underwriting, premium and claim processing activities.

WaterStreet has a full I.T. staff available including a network administrator, a database specialist, developers, and tech support staff. Overall, we plan to use WaterStreet’s enterprise software, systems, and staff, as customized to fit our needs, to provide these needed administrative services to us on a similar outsource basis. WaterStreet will provide us with a dedicated customer service team to handle all inquiries and processing from insurance agencies, agent, and our planned insureds.

WaterStreet’s management team averages 15 years of experience in the insurance and/or technology fields and many of its staff hold state insurance licenses and designations. WaterStreet is based in Big Fork, Montana and has 20 employees. WaterStreet has been in this business since 2000.

The two agreements that we have with WaterStreet are as follows. Both agreements are to commence within 30 days from the date that we receive the Certificate of Authority from the Florida Department of Insurance Regulation.

1.	Policy Administration Full Service Agreement

Under the terms of the Policy Administration Full Service Agreement, WaterStreet is to provide us with policy administration and claims services and other services. By outsourcing to WaterStreet, we believe that we may better able to minimize our up front costs for systems implementation while allowing us to better serve to our planned policyholders. We believe that this strategy may better allow us to:

Achieve greater leverage on real time, enterprise-wide systems and services at a fraction of what it would cost to build on our own;

Enter new markets using sophisticated technology;

Better control over internal operational costs by obtaining qualified, trained and licensed personnel without the overhead required to maintain a permanent staff;

Better achieve top-rated customer service standards and practices; and

Allow us to focus on core business strategies rather than routine daily operational tasks.

Under the terms of this agreement, WaterStreet has agreed to provide policy administration services to us, as follows:

(A) access and use of a real-time company wide system that will allow us to manage and administer the insurance policies that we plan to issue;

(B) provide for policy issuance, renewal, endorsement, cancellation, and non-renewal and rating functions for our planned insurance policies;

(C) prepare and transmit invoices to our planned insureds, collect and transmit premium payments received to us (less certain disbursements made on our behalf and less amounts due WaterStreet);

(D) calculate and pay commissions generated from the sale of our insurance policies and invoice and receive the return of commissions on return premium transactions;

(E) prepare and issue federal tax statements for commissions paid to our insurance agents;

(F) provide us with full on-line access and reports on all policies, premiums, claims, and payment information;

(G) provide staffing, systems, and equipment to work with our Chief Financial Officer for accounting and financial functions (such as posting, balancing, and control of premium receivables, accounting and payment of agent’s commissions, issuance and control, and accounting for disbursements for premium refunds, commissions, claims, and general expenses, bank reconciliations, accounting, reporting, payment and collection for reinsurance, required bureau and statistical reporting to the statistical agent appointed by us; data to support preparation of any required state premium, municipal, 1099, and escheat tax returns; and reasonable and customary financial management reports produced by the general ledger utilized by the administrator; and

(H) any third party services, such as, but not limited to, ISO services, loss reports, credit reports/scoring, replacement cost estimators, inspections, investigators, engineers fees and costs, all legal fees, travel expenses for WaterStreet employees and fees for incidental reports where the latter are our direct costs and for which we are obligated to reimburse WaterStreet promptly.

The term of the agreement with WaterStreet is 60 full calendar months commencing on the date that we receive our Certificate of Authority from the Florida Office of Insurance Regulation. The agreement also contains an automatic renewal provision which provides that the term of the agreement will be renewed for an additional 60 months unless we give WaterStreet written notice of intent not to renew 180 days prior to the end of any then existing term. The agreement also provides that in the event that WaterStreet is found to be liable for any damages suffered by us, the maximum aggregate amount of any liability is limited to $500,000 and WaterStreet shall not be liable to us for any indirect, special, or consequential damages, including but not limited to lost profits, lost business, payments to third parties (including cover) or other economic loss arising out of the agreement or the services rendered by WaterStreet, whether in contract or tort or law or equity.

In exchange for these services, the agreement calls for us to pay WaterStreet, the following amounts:

$55.00 as annual fee per policy (subject to a reduction of $1.00 per policy for every 10,000 policies in force or $49.00 per policy, whichever is greater);

$5,000 per month as an administrative fee;

A commission of 5% of any direct premiums received if WaterStreet serves as the licensed agent on any orphan or house account business; and

For any services provided by WaterStreet not specifically provided in the Agreement, a fee equal to time and materials basis at the rate of $95.00 per person hour.

2. Claims Administration Services Agreement

We also entered into a Claims Administration Services Agreement with WaterStreet. Under this second of the two agreements, WaterStreet has agreed to provide us with claims administration services, including the following:

(A) Receive and process loss notices received from our planned insureds via electronic, fax, or telephone within one business day of receipt;

(B) Review and verify coverage for claims submitted by our planned insureds to set reserves and a claim file within one business day of receipt and to arrange for a claims adjuster to be assigned and begin making contact with claimants each day until a contact is achieved with written correspondence to be mailed the day of assignment advising the claimant of contacts and general procedural information.

(C) Investigate all reported claims to the extent that we deem reasonably necessary, determine and evaluate any coverage issues in connection with the claims and refer the same to us or our legal counsel with recommendations and deny coverage for those claims which we reasonably determine, should be denied.

(D) Adjust, handle, or settle to a conclusion claims in accordance with state law and the terms of the policies issued to the insured.

(E) Settle claims up to $50,000 per claim with all claims in excess of $50,000 may be settled only upon written approval by us.

(F) Adjust all claims only through adjusters who are currently licensed and who are either independent or an employee of WaterStreet.

(G) When authorized by us, to appoint independent legal counsel as necessary to provide legal services as part of the investigation of claims and/or the determination of policy coverage applicable.

(H) Prepare checks, vouchers, drafts, compromise agreements, releases, and other documents reasonably necessary to pay claims, close out claims, and pay authorized fees and legal expenses on behalf of us.

(I) Review outstanding claim reserves monthly and recommend any changes to such reserves.

(J) Record and report each loss and ALAE expense paid.

(K) Report loss information to ISO Claim Search, or any other loss reporting service to which we subscribe.

(L) Coordinate any third party or litigation related services.

(M) Prepare and distribute required federal and state 1099 filings.

(N) Report suspected fraud as required by any applicable statute or regulation in the state(s) where the policies are issued.

(O) Promptly notify us of: (1) any loss or claim resulting in a lawsuit being instituted against them or us; (2) any complaint filed with any insurance department or other regulatory authority relating to any loss or claim; (3) any claim which may involve a coverage dispute; (4) any loss which may result in a loss payment in excess of $50,000; (5) any claim open for more than 2 months or which involves extra contractual allegations or is in excess of policy limits; and (6) any suspected fraud or any allegation of “bad faith” in claims handling against WaterStreet or us.

(P) Undertake customary salvage or subrogation to pursue recovery of loss expenditures.

(Q) Maintain licenses in good standing with such authorizations and permits needed for compliance with applicable laws.

(R) Maintain a catastrophe response team to respond to catastrophic events with such to include such services as may be needed to respond to catastrophic events.

(S) Provide all standard reports using WaterStreet’s claims administration system and any additional reports or report modifications as identified during the initial 90 days of said agreement at no additional charge to us. After the initial 90-day period, we have agreed to pay separately for these additional reports.

In exchange for these services, we have agreed to pay WaterStreet, on a monthly basis and on or before the 15th day of each month, the following amounts:

1.	A Loss Adjustment Expense fee equal to 4% of the incurred loss suffered by an insured claiming losses covered by our planned policies in addition to the following adjuster fee schedules:

Daily Loss Adjustment Fee Schedule

Range (Gross Amount of Loss)	Amount

Phone Claim, CWOP	$0

Closed Without Payment (on-site visit)

(includes lack of coverage, no damage, or pre-existing damage)	150.00
$0 - $2,500.00	325.00
$2,500.01 - $7,500.00	475.00
$7,500.01 - $15,000.00	650.00
$15,000.01 - $35,000.00	900.00
$35,000.01 - $50,000.00	1,150.00
$50,000.01 - $100,000.00	2.50%
$100,000.01 - and up	2.00%

Catastrophic Loss Expense (100 or more claims from single event)

Range (Gross Amount of Loss)	Amount

$0 - $1,000.00	$225.00
$1,000.01 - $2,500.00	300.00
$5,000.01 - $7,500.00	425.00
$7,500.01 - $10,000.00	575.00
$10,000.01 - $15,000.00	750.00
$15,000.01 - $25,000.00	850.00
$25,000.01 - $35,000.00	1,000.00
$35,000.01 - $50,000.00	1,250.00
$50,000.01 - $150,000.00	3.00%
$150,000.00 - $500,000.00	2.50%
$500,000.01 - and up	2.00%

2.

A minimum Administrative Fee of $5,000 per month and for any other services provided by WaterStreet not specifically set forth in the agreement, WaterStreet is to be paid on a time and materials basis at the rate of $95 per person per hour.

In entering into these agreements with WaterStreet, we face the risk of other potential problems. These may include: (A) the provider fails to correctly produce timely and accurate accounting information with the result that policyholders become unhappy with repeated errors and insurance regulators do not receive accurate reporting; (B) the provider’s fails to give timely services and response to customers and agents; (C) the provider misinterprets claims and improperly denies proper claims or grants improper claims with the result that we may exposed to law suits and adverse actions from the Florida Office of Insurance Regulation or, in the latter case, to losses; (D) the provider misappropriates funds with the result that we incur losses; (E) the provider fails to follow underwriting guidelines; and (F) the provider takes other actions which damage our reputation and our business with our planned customers, agents, and with the Florida Office of Insurance Regulation. While we believe relying upon WaterStreet is prudent, we cannot assure you that we will be successful in mitigating these risks.

The agreements with WaterStreet described above also provide that except for fees and claims payable to WaterStreet or acts of fraud or willful misconduct, in the event that either party breaches its obligations to the other, that the non-breaching party shall be entitled to receive as damages, an amount not greater than $500,000. The agreements with WaterStreet may be terminated by either party and upon giving the other party 180 days written notice.

Underwriting

We believe that underwriting is the heart of the insurance business. We anticipate that underwriting will help us determine who our target insurance customers will be, what our product’s will be, and what price our products will be sold. To that extent, we believe that our success will likely depend on our underwriting skills and our ability to effectively execute our strategy.

We believe that if we can successfully implement clear underwriting guidelines that are easy to understand, our agents should be able to better able to identify marketing and sales opportunities. We plan to establish procedures that will allow an agent to offer policies only if underwriting parameters established by us can be satisfied unless an exception is made by us. Most importantly, in addition to the superior underwriting and software technologies employed, we intend to use dedicated underwriters working on each product, analyzing risks and making sure we accept only quality policy submissions.

We anticipate that if we are successful, we plan to utilize technology at several levels in an attempt to control the underwriting risks. We believe that WaterStreet Company’s Aquant System will offer policy servicing system/software packages that may have many advanced capabilities that support our overall strategy, such as:

•

Web-based rating, quoting and binding that includes real-time artificial-intelligence based policy data entry. Comprehensive underwriting rules are built into the system. All entry items are intended to be validated and cross-matched against all applicable rules. We plan to block quotes that do not meet our underwriting criteria and take steps to prevent any issuance of an insurance policy until we can confirm that all policy information we have received is correct and has been reviewed. We also plan to suspend underwriting automatically in the event of an approaching hurricane and take steps to prevent this suspension from being overridden by an underwriter.

•

We also plan to take steps that will allow the system to determine if the insurance company has reinsurance capacity in a zip code for the new exposure. We plan to take steps that will allow us to not accept new business when predetermined aggregate exposure levels (on a per zip code basis) have been reached.

•	We plan to implement a system that will directly bill our policyholders and monitor cash handling.

•

The design of the system provides an integrated claims processing function. Coverage information is clarified as claims are set up. The system contains online file notes and future diary data. Open claim reserves are automatically assigned a future diary date. Integrated imaging allows all input data to be automatically imaged for future reference. The system controls check payment authorizations. Premium and prior loss history can be compared to determine if a particular discount is justified at policy renewal.

•	The system will be designed to provide, to the extent possible, web based standard reports, as well as the capability to produce ad-hoc reports.

•	In addition to rating, quoting and binding, we anticipate that the system may allow us to handle policy issuance, endorsement processing and policy renewal processing.

•	The system may also allow us to coordinate data for regulatory reporting and accounting needs and integrates with an internet service provider.

Sales and Marketing

We plan to employ the following marketing strategies.

Our strategy is to develop and retain, to the extent possible, a sufficient number of independent agents who may have the ability to sell our insurance policies and produce insurance premiums. We currently estimate that we will need 100 to 200 or more insurance agencies to produce a sufficient volume of insurance premiums that will allow us to implement our business plans. If market conditions allow and if our marketing efforts are successful, we currently anticipate that it may take six to nine or more months after we commence operations before we may able to generate sufficient premium revenues to implement our business plan.

Initially, we plan to appoint agencies in selected counties in the southern half of Florida. We will look to appoint agencies based on prior working relationships with our sales and marketing staff, need for representation in geographical locations, recommendations from state and regional insurance associations, referrals, and other factors.

We anticipate hiring sales support and marketing staff to explain our homeowners insurance policies to insurance agents and train them on how to write and submit policies to us. As currently planned, we anticipate scheduling our sales support and marketing staff to periodically visit agents that sell our policies for the purpose of developing and maintaining a more effective working relationship with the agents and motivating them to produce a satisfactory volume of business. We estimate that initially we may need to hire between one and two or more persons to serve in our sales support and marketing staff for the first year of operations.

Advertising and Promotion

We believe that advertising and promotion will be important to us if we are to effectively implement our plans. We anticipate emphasizing certain channels that we believe offer effective communication about our company and products. As our financial resources allow and as our operations, require, we have the following plans:

•

We intend to develop and place ads in state print and online trade publications, i.e. Insurance Journal, National Association of Professional Insurance Agents (PIA), and Independent Insurance Agents Association (IIAA).

•	We plan to create product literature for marketing reps to use when making agency visits and appointments, including product brochures, fact sheets, educational and training materials.

•	We plan to write and distribute media releases with pertinent corporate news to top state and local newspapers, trade publications and industry associations.

•

We plan to attend top industry conventions and trade shows to network with existing contacts and develop new relationships with key prospects, such as the Florida Association of Insurance Agents and Florida Professional Insurance Agents.

Reinsurance

We plan, to the extent that we are able, to obtain reinsurance coverage at such levels and such amounts as we believe are prudent in light of then existing market conditions and evaluations of the risks that we face. If we are successful in entering into reinsurance agreements, we anticipate that these agreements will likely be structured around the mandatory coverage provided by the Florida Hurricane Catastrophe Fund, with commercial excess catastrophe reinsurance and multiple line quota share reinsurance supporting the program. We plan to obtain reinstatement premium coverage to protect against reinstatement premiums that would be payable in the event of a loss.

To the extent that our systems and information allow, we plan to closely monitor our aggregate and territorial distributions with the assistance of our planned reinsurance intermediary, John B. Collins Associates, Inc. and the use of state-of-the-art computer modeling technologies and mapping software designed to assist in evaluating reinsurance adequacy. Although we plan to use John B. Collins Associates, Inc. , we have not yet entered into an agreement to retain them. We plan to adhere closely to established underwriting guidelines. It is our plan to maintain reinsurance catastrophe coverage at the level of one in a 100 year hurricane event, based on two insurance industry accepted models.

The planned multiple line quota share reinsurance program may allow us to write more business and thereby allow us an opportunity to write more policies to generate additional insurance premium revenues. We intend to enter into a 50% quota share program. Quota share reinsurance currently would reimburse us for a proportional share of our claims expenses, both individual claims as well as claims from catastrophic events, such as hurricanes, and operating expenses in return for a proportional share of premiums. To the extent that we are successful in obtaining quota share reinsurance, we may able to better to enhance and protect our capital surplus.

We plan to purchase catastrophe reinsurance above a $2.4 million retention with a limit of protection to at least a 100 year probable maximum loss, as determined by insurance industry accepted models. Our planned $2.4 retention will be reduced by 50% or $1.2 million due to our planned quota share reinsurance program. We are required by Florida statute to purchase catastrophe reinsurance to the 100 year event, as determined by the models, and submit annual evidence to the Florida Office of Insurance Regulation that such coverage has been obtained. Conditions in the reinsurance marketplace, pricing and availability, may not allow us to purchase catastrophe reinsurance down to our planned retention. We plan to utilize the Florida Hurricane Catastrophe Fund to its fullest extent when purchasing our catastrophe reinsurance because it is much more economical than commercial reinsurance. It is our intent to purchase commercial reinsurance to cover the remaining exposure in the 100 year modeled event. In other words, it is our intent to purchase catastrophe reinsurance to protect us 100% on losses above our planned retention to the one in 100 year event, as determined by insurance industry computer models.

It is our plan to place the reinsurance coverage with high quality (A- or higher rated by A.M. Best), financially secure reinsurance companies. Our established competitors have historically been able to obtain reinsurance similar to our plans. However, there are no guarantees that we will be able to obtain and maintain the intended reinsurance or if we do, that it can be obtained at a cost that is financially reasonable. In addition, even if we are able to obtain and maintain reinsurance with high quality reinsurance companies at a cost that is financially reasonable in light of the insurance premiums that we plan to generate, we cannot assure you that any reinsurance company that has provided us with reinsurance will possess sufficient financial resources to protect us from the losses covered by the reinsurance agreement with them. In that event, we may suffer catastrophic financial losses and possible bankruptcy and insolvency.

We are also aware that our planned reinsurance program may not fully protect us from the risks we face, particularly from excessive losses from catastrophes, most notably hurricanes. While we intend to monitor and evaluate our underwriting rules and parameters and to purchase reinsurance to at least the one in a hundred year probable maximum loss (as determined by insurance industry approved computer models), it is possible that one or more major hurricanes (such as one that would equal or exceed a Katrina level hurricane) could hit one or more sections of Florida where we may have a concentration of our insurance on homes that causes more damage than the one projected as a hundred year event. In that event we would have only our existing capital to cover losses above the upper limit of our reinsurance, which may not be adequate to allow us to remain in business.

Further, in the event that multiple major hurricanes hit one or more sections of Florida in an area where we have significant exposure under our policies, we could be exposed to significant claims with losses that may place our company at a distinct risk of becoming bankrupt or insolvent. Further and in this and other contexts, we cannot assure you that one or more of any reinsurance companies with whom we may enter into reinsurance agreements with will not become financially insolvent and unable to meet and pay amounts due us under the terms of our planned reinsurance agreements. In these scenarios, the reinsurance agreements that we plan to enter into will likely be of little value in protecting our capital and protecting us from claims in excess of the risk assessments that we made previously. This too exposes us to the distinct risk of becoming bankrupt or insolvent.

We believe that our competitors historically have purchased reinsurance similar to our plans. However, we cannot assure you that we will be able to purchase reinsurance at the levels or in amounts that we plan or, if we can obtain such reinsurance, that we will be able to do so at costs that are financially cost-effective. The cost of reinsurance fluctuates and likely will depend on the perception of risk determined by reinsurance carriers, competition among reinsurance carriers, and other factors beyond our control. To the extent that reinsurance costs are found to be excessive, our business plans may not be commercially viable, we may incur substantial losses due to excessive claims from our policyholders and we may be exposed to risks that, at minimum, will likely result in extreme volatility in our financial performance and possible bankruptcy and insolvency.

Market Analysis

According to the latest information from the U.S. Census Bureau, both the Florida population and number of housing units have grown steadily over the past five years. In 2003, the homeownership rate was slightly above 70% and the median value of owner occupied housing units was nearly $150,000.

We believe that the Florida insurance consumer is likely both cost and quality conscious. Our review of the existing marketplace suggests that many buyers of homeowners insurance seek to avoid purchasing a policy from Citizens, the state insurance pool, where customarily premiums are high (and slated to increase significantly more) and service is relatively poor. We believe that consumers seek to purchase policies written through a reliable insurance company that will provide courteous, professional customer service and prompt claim payments in the even of a loss. We plan to target single family homes, condos and dwellings, 30 years and newer in Florida, with replacement cost limits from $100,000 to $500,000 for all policy types. We believe this to be middle market, which has traditionally been a very desirable risk. Wherever possible, we will attempt to avoid accepting policies on homes that present physical hazards such as those inherent in the buildings’ construction, occupancy, protection and external exposures. In other words, homes that are in a state of disrepair or are unkempt. As circumstances and underwriting procedures allow, we intend to limit our exposure to policyholders who we believe may increase the probability of a loss due to carelessness or indifference to potential loss, tolerance of dangerous conditions, or a history of losses caused by careless accidents.

Pricing

We plan to offer insurance policies at rates (the prices at which we offer insurance) that accurately reflect our perception of each insured’s share of predicted losses. If we are successful, our insurance rates may allow us to generate sufficient revenues from our premiums to pay for losses covered by our policies, our administrative and other expenses, to execute our strategy.

We anticipate that, if we can execute our strategy successfully, our insurance rates will reflect the exposure to loss presented by the insured that we assume under our planned policies. We anticipate that insureds with similar loss exposure will be grouped together in a single rating class and charged the same rate. Although other insureds may be grouped in a different rating class and charged a different rate, that rate will likely reflect the group’s exposure to loss.

In setting insurance premiums, we will attempt, wherever possible, to evaluate projected expenses we expect for losses covered by our planned policies. Any projection of the amount of claim expenses covered by our planned policies will be uncertain. In general, we anticipate that our premiums will likely reflect our assessment on the following factors:

expected administrative costs of our operations;

predicted claim expenses;

reinsurance costs

a margin for error and a charge for profits and contingencies; and

the amount we predict that we can earn on investment income on funds held to fund future claims.

All of these assessments involve estimates that we intend to make and for which we cannot be certain they are or will be accurate. If we underestimate our administrative costs, our claim expenses, the margin for profit and contingencies, or any combination of them, we will likely incur losses. Further, if over-estimate our investment income, it will decrease profitability. The timing and magnitude of these losses, if they occur cannot be predicted with any accuracy. In addition, if one or more of these estimating errors occurs at or in close proximity to a natural or man-made disaster of any significant size will also adversely impact us and may cause us to lose our ability to remain a viable in the insurance business. The Florida home insurance market is subject to claims arising out of hurricanes and other natural and man-made disasters. The timing and magnitude of these disasters cannot be predicted with any certainty.

Overall and to the extent that we are able, we plan to base pricing on sound actuarial projections, not subject to change with sudden market fluctuations. However, we believe that certain counties in Florida, due to erratic competition, may provide more opportunities than other counties and we plan to focus on those areas that offer greater opportunity.

Investment Income

We recognize that if this offering is successful and if we become a licensed insurance company in Florida, the insurance premiums we collect from our anticipated policyholders will likely be used, in part, to pay insured claims on the policies we plan to offer. In this respect, we have continuing fiduciary responsibilities under Florida law, to invest available funds (derived from surplus and premiums) to generate additional income.

We intend to rely upon third parties to provide portfolio management services in managing our planned portfolio from the funds received, if any, from this offering. Currently, we have identified Wachovia Securities, LLC, a division of Wachovia Bank, N.A. and Mairs & Powers, Inc. as suitable candidates to provide portfolio management services in managing our planned portfolio from the funds received, if any, from this offering. We have not entered into any agreement with either of these firms but we anticipate that if this successful, we will enter into negotiations with them. Our plan is to have Wachovia handle our short-term investments and Mairs & Powers to manage our long term investments (investments with a maturity greater than six months). To the extent that market conditions and other factors allow, we plan to invest our funds in high quality fixed income investments with an emphasis on liquidity. Our goal is to obtain sufficient return on our capital and meet our obligations to pay anticipated claims filed by our planned insureds.

Competition

We anticipate that we will face intense competition from many established insurance companies each of whom have significantly greater financial, managerial, and marketing resources, as well as an established presence in Florida with insurance brokers, consumers, and re-insurance carriers. These include such prominent companies as:

•	American Strategic Insurance Company
•	Federated National Insurance Company (part of 21st Century Insurance Group).
•	Florida Family Insurance Company
•	Tower Hill Insurance Group
•	Cypress Property and Casualty Insurance Company
•	St. Johns Insurance Company
•	Universal Insurance Company of North America
•	Universal Property and Casualty Insurance Company
•	Coral Insurance Company
•	Edison Insurance Company

These and other competitors have the ability to utilize the advantage of their existing name recognition, existing relationships with insurance agents, reinsurance carriers, and others in the Florida marketplace. For example, American Strategic Insurance Company is well-established in Florida with a large base of existing homeowners, commercial, and property and casualty insurance. This company and other established insurance companies exploit these advantages effectively and many of them have a sophisticated understanding of the Florida market. They also have an established business with revenues that allows them to compete aggressively.

Overall, the intensity of this competition may serve to severely limit our ability to: (A) enter certain geographic areas within Florida; (B) offer certain types of insurance products; (C) attract talented brokers and marketing personnel; (D) obtain reasonable reinsurance rates from reinsurance carriers comparable to that obtained by our competitors; and (E) develop a sufficient and sustainable volume of insurance premium revenues. As a new company with plans to enter the Florida home insurance market, we do not anticipate that these and other aspects of competition will lessen at any time if we are able to commence operations.

We recognize that Florida faces a continuing threat of hurricanes - which will likely have a direct, significant, and continuing impact our planned business. Hurricanes can destroy homes, condominiums, commercial buildings, and the infrastructure of roads and public utilities over a large area with catastrophic results. The magnitude of the destruction can be so substantial that one or more areas that are “hit” by a hurricane can be left uninhabitable for months or more. The result can be property damage in the billions of dollars. In fact, in recent years and during the July through November hurricane season, Florida has had the experience of being “hit” by multiple hurricanes with property damage levels that were unprecedented. Moreover, the number, timing, magnitude, and location of any damage by a hurricane cannot be predicted with precise accuracy. Since our planned business is to offer home owners insurance policies that provide coverage for losses incurred as a result of such natural and certain man-made disasters, we fully appreciate that we will face a continuing challenge to establish underwriting parameters for the insurance policies that we issue.

We anticipate that we may be able to address these challenges by taking the following steps:

1)     Pricing Policies. In pricing our policies (that is, in setting premium levels), we intend to carefully evaluate perceived risks and exposure levels in each geographic area. In making these pricing decisions, we will rely upon information that we obtain from other sources and we recognize that this involves estimates with respect to the uncertainties of imperfect information and dealing with unknown events and possibilities relating to both the timing and magnitude of claims that may arise at any time during the period of an insurance policy. To address the perceived uncertainties and risks, we plan to employ the latest catastrophe modeling technology to manage the catastrophe risk exposure associated with the Florida insurance market. We also plan to evaluate the pricing offered by our competitors in each market area. However, in making all of these decisions, we cannot assure you that our estimates, the catastrophe modeling technology, and our evaluations of the perceived risks and exposure levels will be accurate which would allow us sufficiently to achieve profitability or, if we achieve profitability, that we will maintain it for any period of time.

2)     Underwriting Standards. In setting underwriting standards, including evaluating proposed insureds and setting deductibles, we will attempt to reasonably limit our exposure, whenever possible, to claims in light of existing competition, market trends, and an evaluation of the anticipated amounts and types of claims. We will carefully spread our risks geographically within Florida using computer models, in order to limit our probable maximum losses from hurricanes. This will keep our reinsurance costs at levels that may allow acceptable levels of profitability and reduce our financial exposure from hurricanes. While we anticipate that we can carefully monitor underwriting risks, we are aware that these risks change over time and we cannot assure you that we can successfully control or predict the risks and financial exposures that we face.

3)     Purchase of Reinsurance. It is our plan to purchase reinsurance from large, financially secure reinsurance companies to significantly limit our exposures to hurricanes. Historically, our competitors have been able to purchase reinsurance, as we are planning, at rates that allow for acceptable profitability and reasonable financial security. However, we cannot assure you that we will be able to successfully implement the reinsurance program on a cost effective basis.

4)     Management of Investments. We will attempt to effectively manage our planned investments through careful selection of money and portfolio management third party professionals that will offer us an opportunity to diversify and limit our exposure to financial losses on our investments while also providing needed liquidity to meet anticipated claims made by our insureds. As a new company entering a new business, we cannot assure you that we will be successful in achieving a profitable return on our investments.

5)     Reliance Upon WaterStreet Company. We plan to rely upon WaterStreet Company to provide us with administrative, policy, underwriting and claims processing services. We believe that is a cost effective strategy that will serve to eliminate our need to purchase up front systems to implement our business plan. We believe that this will also allow us to focus our limited resources to implement our overall plans.

Employees

As of February 2, 2007, we had no full-time employees and no part-time employees. Two officers, Stephen L. Rohde, President, Treasurer, and Director, devote approximately 70 hours per month to our business affairs while Stephen W. Dick, Vice President, devotes an average of approximately 27 hours per month to our business affairs.

We have also entered into consulting agreements with Stephen L. Rohde and Stephen W. Dick that allows us to receive certain services from them pending the outcome of our efforts to raise funds in this offering.

Consulting Agreement with Stephen L. Rohde

On July 11, 2005, we entered into a consulting agreement with Stephen L. Rohde. Under the terms of the agreement, Mr. Rohde agreed to provide such consulting services as we determine appropriate and as requested which would enable us to begin operation as a domiciled Florida insurance company. Mr. Rohde further agreed to provide us with up to 80 hours of consulting services per month (except that in case of August 2005, the number of hours was reduced to 60 hours that month). In addition, in the event Mr. Rohde expends additional time in excess of 80 hours per month, we agreed to compensate him at the rate of $100 per hour for each additional hour. Notwithstanding these provisions, we agreed that during the period from July 11, 2005 to August 8, 2005, we agreed to pay him $125 per hour for his time during that period only. Overall, and subject to the foregoing, we agreed to pay Mr. Rohde, the following as consulting fees: (A) $7,000 per month on or before the first day of each month (except for the month of August when $5,250 was paid on or before August 8, 2005). The agreement with Mr. Rohde may be terminated at any time upon thirty days written notice.

Consulting Agreement with Stephen W. Dick

We have entered into an oral consulting agreement with Stephen W. Dick. This agreement was entered into on April 18, 2005. Under the terms of the agreement, Mr. Dick agreed to provide the following services to us: (1) advising and assisting us with developing rates, preparing forms, and underwriting manual, and competitive analysis. In exchange for these services, Mr. Dick is paid $100 per hour. The agreement may be terminated by either party and upon 30 days notice to the other.

Properties

Our offices at 3001 N Rocky Point Dr East, Ste 200 Tampa, FL 33607 are leased at an annual cost of $2,100.

Legal Proceedings

We are not a party to any material legal proceedings.

MANAGEMENT

Our executive officers and directors are:

Name	Age	Position	Date elected(1)
Philip R. Hardy	56	Chairman of the Board & Director	1/13/2006
Stephen L. Rohde	55	President, Treasurer, & Director	4/22/2005
Stephen W. Dick	64	Vice President	1/23/2006
Gregg Barrett	42	Assistant Secretary & Director	4/22/2005
Richard V. Atkinson	45	Director	1/13/2006
William N. Majerus, Esq,	57	Director	1/13/2006
Joseph J. Pingatore, Esq.	54	Secretary and Director	1/13/2006

Each director serves until the next annual meeting of shareholders.

Philip R. Hardy joined the Company as a Director on November 1, 2005. He was elected Chairman of the Board on January 13, 2006. During the period from 1968 to 1984, Mr. Hardy was, at various times, President, owner, and founder of several travel agencies in Alabama, Mississippi, and Florida. From 1995 to 2002, Mr. Hardy served as President, owner, and founder of Crystal Mountain Water Company of Mobile, Alabama. From 2005 to the present, Mr. Hardy serves as President, owner, and founder of ProClaim Solutions, LLC of Mobile, Alabama. Mr. Hardy is a Certified Travel Consultant (since 1972) and is a licensed insurance adjuster in the states of Alabama, Florida, and Texas. Mr. Hardy attended the University of South Alabama.

Stephen L. Rohde joined the Company on April 22, 2005. He currently serves as our President, Treasurer, and Director. From 1996 to the present, Mr. Rohde serves as a Director of Direct General Corporation of Nashville, Tennessee where he has also served as Chairman of the Audit Committee since 2003. From 2004 to the present, Mr. Rohde has served as President of S. Rohde Associates, Inc. in providing consulting services to the insurance industry. From 2003 to the present, Mr. Rohde has served as Director of Lion Insurance Company of Holiday, Florida. From 1998 to 2001, Mr. Rohde served as Director of EOMB Holding Company of Fort Worth, Texas. From June 1990 to January 2004, Mr. Rohde served as Vice President, Chief Financial Officer, and Treasurer of Mutual Service Insurance Companies where he served on the management committee and participated in establishing policies, strategic goals, and overall management of the company with assets in excess of $1 billion. From May 1986 to June 1990, Mr. Rohde served as Vice President, Controller, and Treasurer of Mutual Service Insurance Companies. From July 1983 to May 1986, Mr. Rohde served as Director - Cost and Budget for Mutual Service Insurance Companies. From April 1981 to July 1983, Mr. Rohde served as Assistant Controller for IDS Life where he directed a staff of 17 in the company’s general accounting and investment accounting functions. From April 1980 to April 1981, Mr. Rohde served as Manager - Corporate Accounting for IDS Life. From July 1979 to April 1980, Mr. Rohde served as Manager - Accounting Research and Development for IDS Life. From May 1977 to July 1979, Mr. Rohde served as Accounting System Coordinator for IDS Life of New York. From April 1975 to May 1977, Mr. Rohde served as Supervisor - Accounting and Treasury for IDS Life. From December 1973 to April 1975, Mr. Rohde served as Senior Accountant for IDS Life. From June 1973 to December 1973, Mr. Rohde served as Accounting Trainee for IDS Life. Mr. Rohde holds a B.S. Degree (Accounting and Business Administration) from the University of Wisconsin - Eau Claire (1973). In addition, Mr. Rohde is a Fellow of the Life Management Institute, has published articles in insurance industry publications, and has served as a speaker and panelist in insurance industry meetings and seminars.

Gregg Barrett joined the Company on April 22, 2005. He currently serves as Assistant Secretary and Director. From 1999 to present, Mr. Barrett serves as President of WaterStreet Company of Bigfork, Montana where he directs the company’s strategy, software design, and new program development. From 1998 to 1999, Mr. Barrett served as Vice President - Corporate Development for National Flood Services of Kalispell, Montana where he coordinated acquisitions, developed programs for customer segments. From 1994 to 1998, Mr. Barrett served as Executive Vice President - Marketing for Bankers Insurance Group of St. Petersburg, Florida where he expanded nationwide sales from $92 million to $490 million and developed a geographic expansion team, product development and pricing, and decreased product cycle time from two years to eight months. From 1993 to 1994, Mr. Barrett served as a Marketing Representative for Prudential Insurance Company. From 1986 to 1993, Mr. Barrett served as Vice President of Operations for National Flood Services of Chicago, Illinois. From 1985 to 1986, Mr. Barrett served as a Staff Accountant at CR Industries of Long Grove, Illinois. Mr. Barrett holds a B. S. Degree (Accounting) from Illinois State University and is a Certified Public Accountant in Montana.

Stephen W. Dick joined the Company on January 23, 2006. He currently serves as Vice President. From 2003 to the present, Mr. Dick serves as an insurance consultant where he has assisted personal lines insurance company clients with advice and assistance in loss cost analysis, competitive analysis, development of pricing, and underwriting strategies, creation of rates and rules, and management reports. From 1999 to 2002, Mr. Dick served as Director of Underwriting and Product Development for QualSure Insurance Corporation of Sarasota, Florida where he was responsible for product line analysis, product development, and underwriting management. From 1997 to 1999, Mr. Dick served as Product Manager and Director of Residential Lines at Seibels Bruce Group, Inc. of Columbia, South Carolina. From 1992 to 1997, Mr. Dick served as Account Manager and Business Systems Specialist at CIGNA Information Services, Inc. of Voorhees, New Jersey. From 1975 to 1992, Mr. Dick served in various managerial capacities at INA/CIGBNA Regional and Home Office Management. Mr. Dick holds a B.S.B.A. Degree from Drexel University and served as a Captain in the United States Army (honorably discharged).

Richard V. Atkinson was elected to the Company’s Board of Directors on January 13, 2006. He currently serves as a Director. Mr. Atkinson has been employed as an Actuary since 1982. From 2002 to the present, Mr. Atkinson serves as Vice President, Chief Property & Casualty Actuary for Horace Mann Educators Corporation. From 1991 to 2002, Mr. Atkinson was employed by Mutual Service Insurance Companies, where he was also Vice President, Chief Property & Casualty Actuary. From 1988 to 1991 Mr. Atkinson was employed by Deloitte and Touche. From 1982 to 1988 Mr. Atkinson was employed by NWNL General Insurance Company. Mr. Atkinson’s has held a wide variety of responsibilities for property and casualty insurance companies, including exposure management, reinsurance procurement, business planning and forecasting, product pricing, product development, and reserving. Mr. Atkinson holds a B.A. Degree from the University of Minnesota-Morris (1982), where he was awarded Scholar of the College. Mr. Atkinson holds an M.B.A. degree from the University of Minnesota Carlson School of Business (2001). Mr. Atkinson is a Fellow of the Casualty Actuarial Society, and a Member of the American Academy of Actuaries. He has authored and co-authored papers presented to the Casualty Actuarial Society Forum and the Casualty Actuarial Society Discussion Paper Program.

William N. Majerus, Esq. joined the Company on January 13, 2006. He currently serves as a Director. Mr. Majerus has experience in insurance law, litigation, arbitration, insurer-agent relationships, and property losses. He is licensed to practice law in Minnesota and is a member of the Minnesota State and Hennepin County Bar Associations. He is a member of the panel of arbitrators for the Hennepin County District Court and the American Arbitration Association. From 1999 to 2005, he served as an investigator for the Minnesota Office of Lawyers Professional Responsibility. Mr. Majerus holds a B.A. Degree from the University of St. Thomas and a J.D. Degree from Hamline University School of Law.

Joseph J. Pingatore, Esq. joined the Company on January 13, 2006. He currently serves as Secretary and Director. From 2005 to the present, Mr. Pingatore has served as Vice President and General Counsel for Western National Insurance Group of Edina, Minnesota. From 2001 to 2004, Mr. Pingatore served as Vice President, Senior Counsel, and Assistant Secretary for Country Insurance & Financial Services/MSI Insurance of Bloomington, Illinois/Arden Hills, Minnesota. From 1987 to 2001, Mr. Pingatore was employed by MSI Insurance Companies where he served as Vice President, General Counsel, and Secretary from 1997 to 2001, Assistant General Counsel and Assistant Corporate Secretary from 1995 to 1997, Senior Counsel and Claims Counsel from 1991 to 1995, and Claims Counsel from 1987 to 1991. From 1983 to 1987, Mr. Pingatore was a partner at Klampe, Pingatore & Nordstrom, Attorneys at Law of Rochester, Minnesota. From 1981 to 1983, Mr. Pingatore was an Associate Attorney at Brown, Bins, & Klampe, Attorneys at Law of Rochester, Minnesota. Mr. Pingatore holds a B.G.S. Degree from the University of Minnesota, Minneapolis, Minnesota and a J.D. Degree (cum laude) from William Mitchell College of Law, St. Paul Minnesota. Mr. Pingatore is admitted to practice in the State of Minnesota, the United States District Court for the District of Minnesota, and the United Stats Court of Appeals for the Eighth Circuit. He is also a Member and Secretary-Treasurer of the Minnesota Insurance Federation and holds an appointment to the American Arbitration Association Panel of Arbitrators.

Board Matters

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” We do believe that a majority of our directors currently meet the definition of “independent” as promulgated by the rules and regulations of the New York Stock Exchange or NASDAQ.

EXECUTIVE COMPENSATION

Summary Compensation

Since our incorporation on April 22, 2005, Stephen L. Rohde has been our President, Treasurer, and Director. During such time period, none of our other officers has earned compensation exceeding $100,000 per year.

Pursuant to a consulting agreement, dated July 11, 2005, between our Company and Stephen L. Rohde, Mr. Rohde has agreed to provide such consulting services as we determine appropriate and as requested. Mr. Rohde further agreed to provide us with up to 80 hours of consulting services per month (except that in case of August 2005, the number of hours was reduced to 60 hours that month). In addition, in the event Mr. Rohde expends additional time in excess of 80 hours per month, we agreed to compensate him at the rate of $100 per hour for each additional hour. Notwithstanding these provisions, we agreed that during the period from July 11, 2005 to August 8, 2005, we would pay him $125 per hour for his time during that period only. Overall, and subject to the foregoing, we agreed to pay Mr. Rohde, $7,000 per month on or before the first day of each month (except for the month of August 2005, when $5,250 was paid on or before August 8, 2005).

No stock options or stock appreciation rights were granted to any of our directors or executive officers during the period from the date of our incorporation on April 22, 2005 through December 31, 2006. We have no equity incentive plans.

The following table sets forth information concerning the compensation paid or earned for the period from the date of our incorporation on April 22, 2005 through December 31, 2006 for services rendered to our Company in all capacities by our Chief Executive Officer and any officer with total compensation over $100,000 per year.

SUMMARY COMPENSATION TABLE
Name						Non-Equity	Nonqualified
and				Stock	Option	Incentive Plan	Deferred	All Other
principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compen-
position	Year	(S)	(S)	($)	($)	($)	Earnings ($)	sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Stephen
L.
Rohde,	2006	0	0	2,400 (2)	0	0	0	86,000 (1)	88,400
President
and	2005	0	0	0	0	0	00	47,2936 (1)	47,293
Treasurer

(1) Amounts shown were paid or earned pursuant to a consulting agreement, dated July 11, 2005, between our Company and Stephen L. Rohde. Of the $86,000 accrued to Mr. Rohde for services rendered pursuant to the consulting agreement during the fiscal year ended December 31, 2006, only $58,000 has been paid and the remaining $28,000 has not yet been paid.

(2) Represents 208,333 shares of common stock issued on February 2, 2006 in consideration for services rendered to our Company in connection with the regulatory licensing of our insurance activities and in selecting our management. The value of such stock award was based on the value, as of December 31, 2005, of the shares of our Company’s restricted common stock shares that were issued to our Company’s founding shareholders, as determined by the valuation report, dated February 27, 2006, prepared by Mike Reibling, CPA, CVA at our request (the “Valuation Report”). The Valuation Report was prepared for the purpose of determining the value of such shares, as of December 31, 2005, for purposes of federal income tax issues related to 83(b) elections being filed with the Internal Revenue Service by the founding shareholders. Such value was determined using the net asset value method. Pursuant to such method, the Valuation Report first determined the value of a 100% ownership interest in our Company by subtracting from the fair market value of our assets the fair market value of its liabilities. It then determined the per share value by dividing the foregoing amount by the number of issued and outstanding shares of the Company. The Valuation Report found that the fair market value of a 100% ownership interest in the common stock of the Company as of December 31, 2005 was $78,000, and that the per-share value was $0.0024. For purposes of this Prospectus, we have adjusted the $0.0024 per share value to give effect to the 1 for 4.8 reverse stock split of our common stock we implemented on November 30, 2006. Following such adjustment, the per share value is $0.0115. (The number of shares issued has also been adjusted to reflect the November 30, 2006 reverse stock split.)

Outstanding Equity Awards

As of December 31, 2006, none of our directors or executive officers held unexercised options, stock that had not vested, or equity incentive plan awards.

Compensation of Directors

Our bylaws do not prohibit us from compensating directors for services related to their membership in board committees and allow the reimbursement of expenses of directors for their attendance at each meeting of our board of directors. We currently plan to pay our outside directors compensation of $20,000 per year for their services to the company. We will begin paying such compensation to our directors after we complete our offering of a minimum of 9,500,000 shares and up to a maximum of 15,000,000 shares of our common stock described in this Prospectus.

On February 2, 2006, our Board of Directors issued the following shares of our common stock in payment for the services rendered to our company as follows: (i) 729,167 shares to Philip R. Hardy, Chairman of the Board and Director in consideration of his services in developing our business plan and in evaluating alternative strategies for our company; (ii) 729,167 shares to Gregg Barrett, our Assistant Secretary and Director in consideration of his services in developing our business plan and in evaluating alternative strategies for the company; (iii) 208,333 shares to Stephen L. Rohde for assistance in coordinating licensing of insurance company activities and in selecting management and the Board of Directors; (iv) 41,667 shares to Stephen W. Dick, our Vice President for advising our company in developing rates, underwriting guidelines, and forms; (v) 41,667shares to Richard Atkinson, a Director, for actuarial and financial advice; (vi) 41,667shares to William N. Majerus, a Director, in consideration of his regulatory advice to our company; and (vii) 41,667shares to Joseph J. Pingatore, our Secretary and Director in consideration for his corporate governance advice to our company. All of the shares issued were valued at $0.0115 per share. Such value is based on the valuation report, dated February 27, 2006, prepared by Mike Reibling, CPA, CVA at our request (the “Valuation Report”). The Valuation Report was prepared for the purpose of determining the value of such shares, as of December 31, 2005, for purposes of federal income tax issues related to 83(b) elections being filed with the Internal Revenue Service by the founding shareholders. Such value was determined using the net asset value method. Pursuant to such method, the Valuation Report first determined the value of a 100% ownership interest in our Company by subtracting from the fair market value of our assets the fair market value of its liabilities. It then determined the per share value by dividing the foregoing amount by the number of issued and outstanding shares of the Company. The Valuation Report found that the fair market value of a 100% ownership interest in the common stock of the Company as of December 31, 2005 was $78,000, and that the per-share value was $0.0024. For purposes of this Prospectus, we have adjusted the $0.0024 per share value to give effect to the 1 for 4.8 reverse stock split of our common stock we implemented on November 30, 2006. Following such adjustment, the per share value is $0.0115.

We have not granted any stock options to any of our officers, directors, or any other persons, but we may grant such options in the future.

The following table sets forth certain information regarding the compensation paid to our directors during the fiscal year ended December 31, 2006.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(j)

Philip R. Hardy	0	8400(1)	0	0	0	0	8,400

Gregg Barrett	0	8400(1)	0	0	0	0	8,400
Stephen L. Rohde	0	2400(1)	0	0	0	86,000(2)	88,400
William N. Majerus	0	480(1)	0	0	0	0	480
Richard V. Atkinson	0	480(1)	0	0	0	0	480
Joseph J. Pingatore	0	480(1)	0	0	0	0	480

(1) Represents the value of the following shares issued on February 2, 2006 in payment for the services rendered to our Company: (i) 729,167 shares to Philip R. Hardy, Chairman of the Board and Director in consideration of his services in developing our business plan and in evaluating alternative strategies for our company; (ii) 729,167 shares to Gregg Barrett, our Assistant Secretary and Director in consideration of his services in developing our business plan and in evaluating alternative strategies for the company; (iii) 208,333 shares to Stephen L. Rohde for assistance in coordinating licensing of insurance company activities and in selecting management and the Board of Directors; (iv) 41,667 shares to Stephen W. Dick, our Vice President for advising our company in developing rates, underwriting guidelines, and forms; (v) 41,667shares to Richard Atkinson, a Director, for actuarial and financial advice; (vi) 41,667shares to William N. Majerus, a Director, in consideration of his regulatory advice to our company; and (vii) 41,667shares to Joseph J. Pingatore, our Secretary and Director in consideration for his corporate governance advice to our company. All of the shares issued were valued at $0.0115 per share. Such value is based on the valuation report, dated February 27, 2006, prepared by Mike Reibling, CPA, CVA at our request (the “Valuation Report”). The Valuation Report was prepared for the purpose of determining the value of such shares, as of December 31, 2005, for purposes of federal income tax issues related to 83(b) elections being filed with the Internal Revenue Service by the founding shareholders. Such value was determined using the net asset value method. Pursuant to such method, the Valuation Report first determined the value of a 100% ownership interest in our Company by subtracting from the fair market value of our assets the fair market value of its liabilities. It then determined the per share value by dividing the foregoing amount by the number of issued and outstanding shares of the Company. The Valuation Report found that the fair market value of a 100% ownership interest in the common stock of the Company as of December 31, 2005 was $78,000, and that the per-share value was $0.0024. For purposes of this Prospectus, we have adjusted the $0.0024 per share value to give effect to the 1 for 4.8 reverse stock split of our common stock we implemented on November 30, 2006. Following such adjustment, the per share value is $0.0115. (The number of shares issued have also been adjusted to reflect the November 30, 2006 reverse stock split of one common share for each 4.8 shares previously owned.)

(2) Amounts shown were paid or accrued pursuant to a consulting agreement, dated July 11, 2005, between our Company and Stephen L. Rohde. Of the $86,000 accrued to Mr. Rohde for services rendered pursuant to the consulting agreement during the fiscal year ended December 31, 2006, only $58,000 has been paid and the remaining $28,000 has not yet been paid.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 2, 2007, certain information as to shares of our common stock owned before the offering and after the sale of 15,000,000 shares by (i) each person known to beneficially own more than 5% of the outstanding common stock, (ii) each of our directors and named executive officers, and (iii) all of our executive officers and directors as a group. Unless otherwise indicated, the address of each named beneficial owner is the same as that of our principal executive offices located at 3001 N Rocky Point Dr East, Ste 200 Tampa, FL 33607.

We have outstanding 7,005,208 shares of common stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under SEC rules, shares of common stock that each named person and group has the right to acquire within 60 days upon exercise of options, warrants or other rights, are deemed outstanding for purposes of computing shares beneficially owned by and the percentage ownership of each such person and group. Applicable percentages are based on shares outstanding as of February 2, 2007, adjusted in accordance with SEC rules. Unless otherwise noted, the beneficial owner has sole voting and investment power with respect to the shares, subject to community property laws, where applicable.

Name and Address of	Number of Shares	Percent of Class
Beneficial Owner	Beneficially Owned	Before Offering After Offering

Our Executive Officers and Directors

Philip R. Hardy, Chairman and Director 729,167                    10.41% Gregg Barrett Assistant Secretary and Director 729,167                    10.41% Stephen L. Rohde, President, Treasurer and Director 208,333                    2.97% Stephen W. Dick, Vice President 41,667    *

Richard V. Atkinson, Director	41,667	*
William N. Majerus, Esq., Director	41,667	*
Joseph J. Pingatore, Esq., Secretary and Director	41,667	*
All executive officers and directors as a group (7 persons)	1,833,335	26.17%

Beneficial Owners of more than 5% of our Shares

Akron Associates, Inc. (1)	416,667	5.95%

Last Chance Real Estate, Inc. (2) 770,831        11.00% George Barton 729,167    10.41%

EMH Advisory Services, Inc. (3) 520,833    7.43% Ron Moschetta (4) 1,385,417              19.78%

Ivan Turner	729,167	10.41%

______

* Less than one percent

(1) The sole officer, director, and stockholder of Akron Associates, Inc. is Christine Marie Gill who is not affiliated with any of our officers, directors, or shareholders.

(2) The sole officer, director, and stockholder of Last Chance Real Estate, Inc. is Geraldine Tauscher, who is not affiliated with any of our officers, directors, or shareholders.

(3) The sole officer, director, and stockholder of EMH Advisory Services, Inc. is Stephanie Parker, who is not affiliated with any of our officers, directors, or shareholders.

(4) Includes 656,250 shares owned by Ronald G. Moschetta and an additional 729,167 shares owned by Phoenix Holdings, Inc., an entity owned by Rosemary Moschetta, the wife of Ronald G. Moschetta.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 28, 2005, our Board of Directors approved the issuance of a $125,000 promissory note to StarInvest Group, Inc. (“StarInvest”) in exchange for our receipt of $125,000 in cash from StarInvest. The President, Chief Executive Officer, Chief Financial Officer, and Director of StarInvest is Robert H. Cole, a consultant to our Company. The note issued to StarInvest is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable March 1, 2008. To date, the Company has not made any payments of principal or interest or any other amounts owed on such promissory note.

On December 12, 2005, our Board of Directors approved the following agreements: (A) the Policy Administration Full Services Agreement between WaterStreet Company and us; and (B) the Claims Administration Services Agreement between WaterStreet Company and us. The WaterStreet Company is owned and controlled by Gregg Barrett, our Assistant Secretary and Director. Pursuant to the Policy Administration Full Service Agreement, we agreed to pay WaterStreet the following amounts in exchange for their services: (a) $55.00 as annual fee per policy (subject to a reduction of $1.00 per policy for every 10,000 policies in force or $49.00 per policy, whichever is greater); (b) $5,000 per month as an administrative fee; (c) a commission of 5% of any direct premiums received if WaterStreet serves as the licensed agent on any orphan or house account business; and (d) for any services provided by WaterStreet not specifically provided in the agreement, a fee equal to time and materials basis at the rate of $95.00 per person hour. Pursuant to the Claims Administration Services Agreement, we agreed to pay Waterstreet the following amounts in exchange for their services: (w) a Loss Adjustment Expense fee equal to 4% of the incurred loss suffered by an insured claiming losses covered by our planned policies in addition to certain other adjuster fees set forth in the agreement; (x) a minimum administrative fee of $5,000 per month; and (y) for any other services provided by WaterStreet not specifically set forth in the agreement, WaterStreet is to be paid on a time and materials basis at the rate of $95 per person per hour.

On October 17, 2005, our Board of Directors approved the issuance of a $50,000 promissory note to EMH Advisory Services, Inc., a holder of 19.78% of the outstanding shares of our common stock, in exchange for our receipt of $50,000 in cash from EMH. The note issued to EMH is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable March 1, 2008. To date, the Company has not made any payments of principal or interest or any other amounts owed on such promissory note.

On February 17, 2006, our Board of Directors approved the issuance of a $25,000 promissory note to David L Cohen, Inc., a consultant to the Company, in exchange for our receipt of $25,000 in cash from David L Cohen. The note issued to David L Cohen is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable March 1, 2008. To date, the Company has not made any payments of principal or interest or any other amounts owed on such promissory note.

On February 2, 2006, our Board of Directors issued the following shares of our common stock in payment for the services rendered to our company: (i) 729,167 shares to Philip R. Hardy, Chairman of the Board and Director in consideration of his services in developing our business plan and in evaluating alternative strategies for our company; (ii) 729,167 shares to Gregg Barrett, our Assistant Secretary and Director in consideration of his services in developing our business plan and in evaluating alternative strategies for the company; (iii) 208,333 shares to Stephen L. Rohde, our President, Treasurer and Director, for assistance in coordinating licensing of insurance company activities and in selecting management and the Board of Directors; (iv) 41,667 shares to Stephen W. Dick, our Vice President for advising our company in developing rates, underwriting guidelines, and forms; (v) 41,667shares to Richard Atkinson, a Director, for actuarial and financial advice; (vi) 41,667shares to William N. Majerus, a Director, in consideration of his regulatory advice to our company; and (vii) 41,667shares to Joseph J. Pingatore, our Secretary and Director in consideration for his corporate governance advice to our company. All of the shares issued were valued at $0.0115 per share. Such value is based on the valuation report, dated February 27, 2006, prepared by Mike Reibling, CPA, CVA at our request (the “Valuation Report”). The Valuation Report was prepared for the purpose of determining the value of such shares, as of December 31, 2005, for purposes of federal income tax issues related to 83(b) elections being filed with the Internal Revenue Service by the founding shareholders. Such value was determined using the net asset value method. Pursuant to such method, the Valuation Report first determined the value of a 100% ownership interest in our Company by subtracting from the fair market value of our assets the fair market value of its liabilities. It then determined the per share value by dividing the foregoing amount by the number of issued and outstanding shares of the Company. The Valuation Report found that the fair market value of a 100% ownership interest in the common stock of the Company as of December 31, 2005 was $78,000, and that the per-share value was $0.0024. For purposes of this Prospectus, we have adjusted the $0.0024 per share value to give effect to the 1 for 4.8 reverse stock split of our common stock we implemented on November 30, 2006. Following such adjustment, the per share value is $0.0115. (The number of shares issued have also been adjusted to reflect the November 30, 2006 reverse stock split.)

On the same date, our Board of Directors also issued the following shares of our common stock in payment for the consulting services rendered to our company by the following persons, each of whom was a consultant to the Company: (A) 729,167 shares to George Barton in consideration of advisory services on new clams methodology, and consulting services; (B) 41,667 shares to Kelly King in consideration for his assistance in selecting legal counsel and developing the financial model; (C) 41,667 shares to Jeff Lawrence in consideration of his assistance in evaluating the Florida market; (D) 5,209 shares to Michael Poujol in consideration for consulting services received by the company; (E) 5,209 shares to John A. Martel in consideration for consulting services received by the company; (F) 5,209 shares to Robert H. Cole in consideration for his consulting services; (G) 312,500 shares to David L. Cohen in consideration for his consulting services; (H) 3,500,000 shares to Phoenix Holdings in consideration for their consulting services; (I) 656,250 shares to Ron Moschetta, a consultant and a holder of 19.78% of the outstanding shares of our Company, in consideration for our company’s receipt of financial advisory services; (J) 729,167 shares to Ivan Turner in consideration for his advice and guidance regarding claims adjusting procedures; (K) 520,839 shares to EMH Advisory Services, Inc., a consultant and a holder of 19.78% of the outstanding shares of our Company, in consideration of public relations services; (L) 416,667 shares to Akron Associates, Inc., a consultant and a holder of 5.95% of the outstanding shares of our Company, in consideration of consulting services; (M) 208,334 to Star Invest in consideration for consulting services; and (N) 770,834 shares to Last Chance Real Estate, a consultant and a holder of 11% of the outstanding shares of our Company, in consideration for consulting services. All of the shares issued were valued at $0.0115 per share based on the Valuation Report described above.

On March 10, 2006, our Board of Directors approved the issuance of a $5,500 unsecured promissory note to EMH Advisory Services, Inc., a holder of 19.78% of the outstanding shares of our common stock, in exchange for our receipt of $5,500 in cash from EMH Advisory Services, Inc. The note is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008. To date, the Company has not made any payments of principal or interest or any other amounts owed on such promissory note.

On March 10, 2006, our Board of Directors approved the issuance of a $5,500 unsecured promissory note to Akron Associates, Inc., a holder of 5.95% of the outstanding shares of our common stock, in exchange for our receipt of $5,500 in cash from Akron Associates, Inc. The note is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008. To date, the Company has not made any payments of principal or interest or any other amounts owed on such promissory note.

On May 15, 2006, our Board of Directors approved the issuance of a $10,000 unsecured promissory note to Gregg Barrett , our Assistant Secretary and Director, in exchange for our receipt of $10,000 in cash from Mr. Barrett. The note issued to Mr. Barrett is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008. To date, the Company has not made any payments of principal or interest or any other amounts owed on such promissory note.

On May 15, 2006, our Board of Directors approved the issuance of a $10,000 unsecured promissory note to George E. Barton, the holder of 10.41% of the outstanding shares of our common stock, in exchange for our receipt of $10,000 in cash from Mr. Barton. The note issued to Mr. Barton is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008. To date, the Company has not made any payments of principal or interest or any other amounts owed on such promissory note.

On May 15, 2006, our Board of Directors approved the issuance of a $10,000 unsecured promissory note to Phillip R. Hardy, our Chairman and a Director, in exchange for our receipt of $10,000 in cash from Mr. Hardy. The note issued to Mr. Hardy is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008. To date, the Company has not made any payments of principal or interest or any other amounts owed on such promissory note.

On May 24, 2006, our Board of Directors approved the issuance of a $7,000 unsecured promissory note to EMH Advisory Services, Inc., a holder of 19.78% of the outstanding shares of our common stock, in exchange for our receipt of $7,000 in cash from EMH Advisory Services, Inc. The note is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008. To date, the Company has not made any payments of principal or interest or any other amounts owed on such promissory note.

On June 14, 2006, our Board of Directors approved the issuance of a $7,000 unsecured promissory note to Akron Associates, Inc., a holder of 5.95% of the outstanding shares of our common stock, in exchange for our receipt of $7,000 in cash from Akron Associates, Inc. The note is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008. To date, the Company has not made any payments of principal or interest or any other amounts owed on such promissory note.

On July 31, 2006, our Board of Directors approved the issuance of an unsecured promissory note of at least $3,000 and up to $50,000 (with the exact principal amount to be determined as funds are received). The note was issued to Gregg Barrett, our Assistant Secretary and Director, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable July 31, 2008. To date, the Company has not made any payments of principal or interest or any other amounts owed on such promissory note.

On July 31, 2006, our Board of Directors approved the issuance of an unsecured promissory note of at least $3,000 and up to $50,000 (with the exact principal amount to be determined as funds are received). The note was issued to Philip R. Hardy, our Chairman and a Director, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable July 31, 2008. To date, the Company has not made any payments of principal or interest or any other amounts owed on such promissory note.

On July 31, 2006, our Board of Directors approved the issuance of an unsecured promissory note of at least $3,000 and up to $50,000 (with the exact principal amount to be determined as funds are received). The note was issued to George E. Barton, the holder of 10.41% of the outstanding shares of our common stock, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable July 31, 2008. To date, the Company has not made any payments of principal or interest or any other amounts owed on such promissory note.

On December 1, 2006, our Company issued to EMH, LLC an unsecured promissory note, in the principal amount of at least $3,000 and up to $50,000 (with the exact principal amount to be determined as funds are subsequently received by our Company from EMH, LLC). Interest shall accrue on the outstanding balance of the promissory note at a rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable on July 31, 2008. The sole member and manager of EMH, LLC is Stephanie Parker, who is the sole officer, director, and stockholder of EMH Advisory Services, Inc., who, in turn, is the beneficial owner of 520,833 (representing 7.43%) shares of our common stock. To date, the Company has not made any payments of principal or interest or any other amounts owed on such promissory note.

DESCRIPTION OF SECURITIES

The following description summarizes some of the terms of our capital stock and provisions of our Articles of Incorporation and Bylaws, which are attached as an exhibit to this Registration Statement, and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws.

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.0001 par value per share and 10,000,000 shares of our preferred stock $0.0001 par value per share. The preferred stock may be issued, from to time, in one more series, as determined solely by our Board of Directors without any action necessary on the part of our stockholders.

We have outstanding 7,005,208 shares of common stock owned of record by 21 persons. We have not issued any shares of our preferred stock and we have no current plans to do so.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of our common stock are entitled to receive such lawful dividends as may be declared by our board of directors. In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and shares of common stock to be issued pursuant to this registration statement will be fully paid and non-assessable.

On November 30, 2006, we filed an amendment to our articles of incorporation effecting a 1-for 4.8 reverse split of our then outstanding shares of common stock. As a result, the number of common shares owned by each record holder on the effective date was converted into one whole share for each 4.8 common shares owned of record immediately prior to the effective time of the reverse split, with fractional shares resulting from the reverse split rounded up to the next whole share. All share and per share information in this prospectus gives effect to the 1-for-4.8 share reverse split.

Preferred Stock

Our board of directors has the authority, without further action of the shareholders, to issue up to 10,000,000 shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and could have the effect of delaying, deferring, or preventing a change in control of our company. We have no present plans to issue any shares of our preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is anticipated to be U.S. Stock Transfer Company, Glendale, California.

PLAN OF DISTRIBUTION

"Best Efforts" Offering

We are offering a minimum of 9,500,000 and a maximum of 15,000,000 shares of our common stock. The offering price for the shares is $1.00 per share.

The shares will be offered through Strasburger Pearson Tulcin Wolff Incorporated, our sales agent, on a "best efforts all or none basis" as to the first 9,500,000 shares and "on a best efforts basis" as to the remaining shares. An initial closing will be held within three business days of our acceptance of subscriptions for not less than 9,500,000 shares. Until the initial closing, all subscription funds will be deposited into a non-interest bearing escrow account with Wilmington Trust Company., as escrow agent. The offering will terminate 90 days from the commencement of the offering, but, at the option of our Company and the sales agent, the expiration date of the offering may be extended for an additional 45 days if we have not received and accepted subscriptions for at least 9,500,000 shares.

We will pay the sales agent a commission in an amount equal to eight percent (8%) of the gross proceeds of the shares sold. We also will reimburse the sales agent for its accountable expenses in an amount up to $25,000. The sales agent may engage other broker-dealers registered with the National Association of Securities Dealers, Inc. to participate in the offering as selected dealers and re-allot a portion of the commissions they receive to the selected dealers.

The sales agent and broker-dealers, if any, participating in the offering as selected dealers will be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discounts, commissions or concessions received by such broker-dealers will be deemed to be underwriting discounts and commissions under the Securities Act.

The sales agent and any other broker-dealers participating in the offering as selected dealers will be subject to the applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M. Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by persons engaged in the distribution of our common stock. In addition, Regulation M may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period beginning five business days prior to the commencement of such distribution and ending upon such person's completion of participation in the distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock. Rules 101 and 102 of Regulation M, among other things, generally prohibit certain participants in a distribution from bidding for, purchasing or inducing any person to bid for or purchase any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

Our Directors, Officers and Principal Shareholders May Purchase Shares

Our directors, officers and principal shareholders may purchase shares in this offering and those shares will be counted in determining whether a minimum of 9,500,000 shares have been sold. These persons include Philip R. Hardy, our Chairman and Director, Stephen L. Rohde, our President, Treasurer, and Director, Gregg Barrett, our Assistant Secretary and Director, Stephen W. Dick, our Vice President, Richard V. Atkinson, a Director, William N. Majerus, Esq., a Director, Joseph J. Pingatore, Esq., our Secretary and a Director, together with the following shareholders -- Last Chance Real Estate, Inc., George Barton, Phoenix Holdings, Inc.and Ivan Turner. If a significant number of shares are purchased by one or more of these persons, a meaningful trading market for our common stock is unlikely to develop, and other investors who purchase shares in this offering will have little or no opportunity to obtain meaningful liquidity on their investment. We do not know if any one or more of these persons will purchase our shares and, if so, how much they will purchase and whether they may later sell any such shares.

Section 16(a) of the Securities Exchange Act requires our officers, directors and certain persons (who beneficially own more than 10% of our common stock) to file electronically with the SEC an initial statement of beneficial ownership on Form 3 as to shares of which they are the beneficial owner not later than the date upon which the registration statement of which this prospectus is a part becomes effective under the Securities Act. Thereafter, if any of these persons purchase or sell any of our shares, they will be required to file a Statement of Changes on Form 4 electronically with the SEC on or before the end of the second day on which they acquire or sell our shares.

These reporting persons are subject to liability to us for "short-swing" profits realized, or losses avoided, from the purchase and sale, or sale and purchase, of our shares within a six month period under Section 16(b) of the Securities Exchange Act. Under Section 16(b), liability is determined based upon the difference between the prices of the relevant purchase and sale transactions.

If a person named above purchases shares in this offering he will be subject to certain limitations on the number of shares he may re-sell in any 90 day period under Rule 144 (e) of the Securities Act, generally one per cent (1%) of the outstanding shares. To the extent that such persons purchase shares in this offering, the number of shareholders and the trading market for our common stock likely will be adversely impacted. As a result, this may limit the liquidity of any trading market that may develop and may limit the ability of any purchaser of our common stock to resell any shares that they acquire in this offering or in the open market. In the event that the shares offered are acquired only by a small group of investors, a limited, illiquid, and sporadic trading market may develop. We cannot assure you that you will be able to resell your shares into a continuous and liquid trading market.

Escrow Agent

We have entered into an Escrow Agreement with Wilmington Trust Company to serve as escrow agent for the offering. Under the terms of the escrow agreement, all proceeds received, if any, from this offering shall be deposited with the escrow agent until the earlier date at which we have received and accepted subscriptions for an aggregate of at least $ 9,500,000 in gross proceeds or 90 days from the commencement of the offering (or 135 days from the commencement of the offering if we and the sales agent elect to extend the offering for an additional 45 days). Following the initial closing, all additional subscription funds will be immediately released to us and deposited into our general bank account and will be available to us.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation provide for our indemnification, to the fullest extent permitted or authorized by Florida general corporate law, of any officer, director, employee or agent of our company with respect to claims arising or asserted against such person by reason of him or her being or having been an officer, director, employee or agent of our company. Insofar as indemnification for liabilities arising under the Securities Act is permitted to our directors, officers and controlling persons, pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus has been passed upon for us by David Lubin & Associates, PLLC, Valley Stream, New York.

EXPERTS

The financial statements as of and for the period commencing and ending December 31, 2005 included in this prospectus have been audited by Hamilton Misfeldt & Company, P.C., independent registered public accounting firm, as stated in their report dated February 15, 2006 which is also included in this prospectus. Such financial statements have been so included in reliance upon the authority of such firm as experts in accounting and auditing. On July 27, 2006, Hamilton Misfeldt & Company, P.C. ceased serving as our principal independent accountants, and we retained Gregory, Sharer and Stuart to serve as our principal independent accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act relating to the shares of our common stock being offered by this prospectus. For further information pertaining to our common stock and the shares of common stock being offering by this prospectus, reference is made to such registration statement. This prospectus constitutes the prospectus we filed as a part of the registration statement and it does not contain all information in the registration statement, certain portions of which have been omitted in accordance with the rules and regulations of the SEC.

In addition, we will be subject to the informational requirements of the Securities Exchange Act, and, in accordance with such requirements, we will be required to file reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters.  Reports and proxy and information statements filed under Section 14(a) and 14(c) of the Securities Exchange Act of 1934 and other information filed with the SEC as well as copies of the registration statement can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and at the SEC’s Midwest Regional Offices at 500 West Madison Street, Chicago, Illinois 60606. Copies of such material can also be obtained at prescribed rates from the

Public Reference Section of the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1.800.SEC.0330 for further information on the operation of the public reference room. Such material may also be obtained electronically by visiting the SEC's web site on the Internet at http://www.sec.gov. We plan to seek inclusion of our common stock on the OTC Bulletin Board.

Copies of our filings with the SEC will also be available, free of charge at www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Page

Balance Sheet as of September 30, 2006 (Unaudited)	F-2
Statement of Operations	F-3
Statement of Stockholder Equity	F-4
Statement of Cash Flows	F-5
Notes to Financial Statements	F-6

Report of Independent Accounting Firm	F-10
Balance Sheet as of June 30, 2006	F-11
Statement of Income and Accumulated Deficit	F-12
Statement of Cash Flows	F-14
Notes to the Financial Statements	F-16

Report of Independent Accounting Firm	F-23
Balance Sheet as of December 31, 2005	F-24
Statement of Income and Accumulated Deficit	F-25
Statement of Cash Flows	F-26
Notes to the Financial Statements	F-27

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Company)

CONDENSED BALANCE SHEETS

(Unaudited)

		September 30	December 31
		2006	2005
		(Unaudited)

	ASSETS

Current Assets:

Cash and cash equivalents		$1,440	$3,976

Total Current Assets		1,440	3,976

Deferred Tax Asset		-	47,468

TOTAL ASSETS		$1,440	$51,444

LIABILITIES AND STOCKHOLDER'S DEFICIT

Current Liabilities:

Accounts payable		$15,269	$60,525

Total Current Liabilities		$15,269	60,525

Long-term debt		285,000	175,000

Interest payable		16,170	-

Total Liabilities		$316,439	$235,525

| Stockholders' Deficit:

Common stock, par value $0.0001; 100,000,000 shares authorized; 7,005,208 and 0 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively		700	-

Additional paid-in capital		80,000	-

Deficit accumulated during the development stage		(395,699)	(184,081)

Total Stockholders' Deficit		(314,999)	(184,081)

| TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT		$1,440	$51,444

See accompanying notes to condensed financial statements.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATION

(Unaudited)

			Nine Months
			Ended	For the Period From
	Three Months Ended		September	Aprill 22, 2005 (inception)
	September 30		30	to September 30
	2006	2005	2006	2005	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$ -	$ -	$ -	$ -	$ -

Expenses:
General and administrative	37,200	74,712	147,980	99,617	379,529
Interest	16,170	-	16,170	-	16,170

LOSS BEFORE INCOME TAXES	(53,370)	(74,712)	(164,150)	(99,617)	(395,699)

Income tax (expense) benefit	(70,178)	15,314	(47,468)	20,419	-

NET LOSS	$ (123,548)	$ (59,398)	$ (211,618)	$ (79,198)	$ (395,699)

Weighted average common
shares - Basic and diluted	7,005,208	-	6,158,425	-

NET LOSS PER SHARE -
Basic and Diluted	$ (0.02)	-	$ (0.03)	-

See accompanying notes to condensed financial statements.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Company)

CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (Unaudited)

	Number of
	Shares		Additional
	Issued and	Common	Paid-In	Deficit
	Outstanding	Stock	Capital	Accumulated	Total

Balance at April 22, 2005
(inception)	-	$ -	$ -	$ -	$ -
Net loss for 2005				(184,081)	(184,081)

Balance at December 31, 2005	-	$ -	$ -	$ (184,081)	$ (184,081)

Stock issued for services	7,005,208	700	80,000		80,700
Net loss for nine months
ended September 30, 2006				(211,618)	(211,618)

Balance at September 30, 2006	7,005,208	$ 700	$ 80,000	$ (395,699)	$ (314,999)

See accompanying notes to condensed financial statements.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Company)

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months
	Ended	For the Period From
	September	Aprill 22, 2005 (inception)
	30	to September 30
	2006	2005	2006
	(Unaudited)	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$ (211,618)	$ (79,198)	$ (395,699)
Adjustments to reconcile net loss to net
cash flows used by operating activities:
(Increase) decrease in deferred income taxes	47,468	(20,419)	-
Services provided for common stock	80,700	-	80,700
Change in operating assets and liabilities:
Accounts payable	(45,256)	26,375	15,269
Interest payable	16,170	-	16,170

Net Cash Used by Operating Activities	(112,536)	(73,242)	(283,560)

CASH FLOWS FROM FINANCING ACTIVITES

Proceeds from issuance of long-term debt	110,000	125,000	285,000

Net Cash Provided by Financing Activities	110,000	125,000	285,000

NET (DECREASE) INCREASE IN CASH	(2,536)	51,758	1,440

Cash and Cash equivalents at beginning
of period	3,976	-	-

Cash and Cash Equivalents at End of Period	$ 1,440	$ 51,758	$ 1,440

SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION:

Cash paid for interest	$ -	$ -	$ -
Cash paid for income taxes	$ -	$ -	$ -

Non-cash Financing Activities:
Common stock issued for services	$ 80,700	$ -	$ 80,700

See accompanying notes to condensed financial statements.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

September 30, 2006

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: Premier Indemnity Holding Company (the “Company”) was incorporated in the state of Florida in 2005. The Company is a development stage company. The Company has had only limited operations that have been devoted primarily to administrative and organizational matters. The Company has not yet commenced business operations, and has no revenues.

The Company has two wholly owned subsidiaries, Premier Indemnity Associates, Incorporated (“PIAI”) and Premier Indemnity Insurance Company (“PIIC”). At September 30, 2006, these companies have no assets, liabilities or capital and have not commenced operations.

The primary business in which the Company intends to operate is the sale of homeowners insurance to Florida residents.

Interim Financial Statements: The interim financial statements presented herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. The interim financial statements should be read in conjunction with the Company's annual financial statements, notes and accounting policies for the year ended December 31, 2005, as filed with the SEC. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of financial position as of September 30, 2006 and the related operating results and cash flows for the interim periods presented have been made. The results of operations, for the periods presented are not necessarily indicative of the results to be expected for the year.

Basis of Presentation: These financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) using the accrual method of accounting and on a going concern basis, which contemplates continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. As indicated in the accompanying condensed balance sheet as of September 30, 2006, the Company has a working capital deficiency of $13,829, a deficit accumulated during the development stage of $395,699, and a deficit in stockholders' equity of $314,999. The ability of the Company to continue as a going concern is dependent on the management's ability to further implement its business plan, raise capital, and generate revenues. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Cash and Cash Equivalents: For purposes of the statement of cash flows, all short-term instruments purchased with a maturity of three months or less are considered to be cash equivalents. There are currently no cash equivalents.

Investments: While there are not yet any available funds to invest, the Company anticipates having available funds to invest in the future. At that time, the investment portfolio will be primarily exposed to interest rate risk and to a lesser extent market and credit risk. The fair value of the portfolio will be directly impacted by changing interest rates, market conditions and financial conditions of the issuer. The portfolio will be examined on at least a quarterly basis for evidence of impairment with a particular emphasis on those securities with unrealized losses that satisfy certain conditions. Some of the factors that will be considered in evaluating a security for other-than-temporary impairment include the duration and extent to which the fair value has been less than amortized cost, the reasons for the unrealized loss, including market conditions or changes in the financial condition of the issuer, and the Company’s ability and intent to hold the investment until maturity, or at least until there is a recovery in fair value. If the investment is to be sold prior to maturity, it will be classified as an available-for-sale security.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

September 30, 2006

Available-for-sale securities will be carried at fair value. Unrealized gains and losses on investment securities available-for-sale are based on the difference between book value and fair value of each security. These unrealized gains and/or losses will be credited or charged to other comprehensive income, whereas realized gains and/or losses will be recognized in net income.

Revenue Recognition: Insurance premiums will be earned pro rata over the terms of the respective policies. The reserve for unearned premiums will be determined on a daily pro rata basis.

Insurance Losses and Loss Adjustment Expense Reserves: Insurance losses and loss adjustment expense reserves represent the estimated ultimate net cost of all unpaid reported and unreported losses incurred. The loss and loss adjustment expense reserves will be estimated on an undiscounted basis, using individual case-basis valuations and statistical analyses. Those estimates, which will be reported net of anticipated salvage and subrogation, will be subject to the effects of trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management believes the loss and loss adjustment expense reserves will be adequate. The estimates will be continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments will be included in current operations.

Reinsurance: Reinsurance premiums, losses and loss adjustment expenses will be accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Ceding commissions will be recognized net of a provision for return commissions on anticipated cancellations and the amount necessary to cover future maintenance costs.

Organizational Costs: Organizational costs and start-up costs incurred during the development stage primarily consist of legal, accounting, and consulting fees, as well as travel costs. In accordance with Statement of Position 98-5, these costs have been expensed as incurred for financial statement purposes.

Deferred Policy Acquisition Costs: Acquisition costs associated with new and renewal insurance coverage will be capitalized and amortized over the respective inforce periods of the policies. Policy acquisition costs include certain underwriting and direct sales costs incurred (e.g. advertising, commissions, and premium taxes) in connection with writing business.

Income Taxes: Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due, plus or minus deferred taxes or tax benefits. Deferred taxes or benefits represent the future tax consequences of temporary differences that have been recognized in different periods for financial reporting purposes than for income tax purposes.

Share-based Compensation Payments: The Company anticipates issuing shares of common stock in exchange for services rendered by individuals and/or companies during the Company’s development stage. In accordance with Statement of Financial Accounting Standard No. 123(R), the Company has adopted a fair-value-based method to account for these share-based compensation payments. Under this method, compensation costs of stock awards will be measured at fair value and expensed over the period services will be provided in exchange for the award.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

September 30, 2006

Use of Estimates: The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known that could impact the amounts reported and disclosed herein.

NOTE 2 -- DEFERRED TAX ASSET

Income taxes are accounted for in accordance with Statement of Financial Accounting Standard No. 109, whereby the deferred tax asset represents the tax effects of taxable temporary differences between financial statement reporting and income tax reporting. The temporary differences arise from expensing for financial statement reporting purposes organizational and start-up costs incurred versus the capitalization and amortization of those costs for income tax reporting purposes. Through June 30, 2006, the Company had anticipated future taxable income from normal operations would be sufficient to fully absorb organizational and start-up costs deducted for financial statement reporting, as well as income tax reporting, within the twenty-year net operating loss carryover period allowed under the Internal Revenue Code. However, management has changed this assessment and has provided a 100% valuation allowance for the deferred tax asset at September 30, 2006.

NOTE 3 -- LONG-TERM DEBT

Long-term debt at September 30, 2006 and December 31, 2005 consists of unsecured notes due to the following investors, with interest at 6% per annum, and principal due in full in March through September, 2008:

September 30,	December 31,
2006	2005

Star Invest Group, Inc.	$125,000	$125,000
EMH Advisory Services, Inc.	62,500	50,000
David Cohen	25,000	-
Gregg Barrett	20,000	-
Phillip Hardy	20,000	-
George Barton	20,000	-
Akron Associates	12,500	__ ___-

TOTAL	$285,000	$175,000

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

September 30, 2006

NOTE 4 -- REINSURANCE

The Company will cede premiums and risks of loss to other insurance companies under quota share, excess of loss, and catastrophe forms of reinsurance agreements. Catastrophe reinsurance coverage will be maintained at the level of one in a 100-year hurricane event, based on several insurance industry accepted models. The ceded reinsurance agreements will provide the Company with increased capacity to write additional business while limiting its exposure to loss within its capital resources. Management will evaluate the financial condition of its reinsurers and will monitor various credit risks to minimize its exposure to significant losses from reinsurer insolvencies. The Company will remain obligated for amounts ceded in the event that the reinsurers do not meet their obligations. At the date of these financial statements, no reinsurance has been obtained.

NOTE 5 -- COMMON STOCK

The Company is authorized to issue 100 million shares of common stock. As of December 31, 2005, an independent appraisal valued each share of the Company's common stock at $.01152 per share. On February 2, 2006, the Company issued 7,005,208 shares of common stock as share-based compensation payments for services rendered from the date of inception through January 31, 2006. (The number of shares issued and the value per share have been adjusted to reflect the November 30, 2006 reverse stock split of one common share for each 4.8 shares previously owned, as described in Note 6.)

The number of shares issued ($0.0001 par value) and the fair value of those shares, based on the fair value of services rendered by each investor, are as follows:

Name of Investor	Shares	Fair Value

Philip R. Hardy	729,167	$8,400
Gregg Barrett	729,167	8,400
Stephen L. Rohde	208,333	2,400
Stephen W. Dick	41,667	480
Richard Atkinson	41,667	480
William N. Majerus	41,667	480
Joseph J. Pingatore	41,667	480
George Barton	729,167	8,400
Kelly King	41,667	480
Jeff Lawrence	41,667	480
Michael Poujol	5,208	60
John A. Martel	5,208	60
Robert H. Cole	5,208	60
David L. Cohen	312,500	3,600
Phoenix Holdings	729,167	8,400
Ron Moschetta	656,250	7,560
Ivan Turner	729,167	8,400
EMH Advisory Services, Inc.	520,833	6,000
Akron Associates, Inc.	416,667	4,800
Star Invest	208,333	2,400
Last Chance Real Estate	770,831	8,880

TOTAL                                                            7,005,208                         $       80,700

These share-based compensation payments were for services recognized as additional organizational cost and start-up expenses in the period the services were rendered.

NOTE 6 -- SUBSEQUENT EVENTS

A Form SB-2 registration statement was filed with the Securities and Exchange Commission effective October 17, 2006, to raise at least $8,500,000 in gross proceeds. If successful, this will allow the Company to capitalize PIIC with $8,000,000 and provide the Company with additional working capital.

Effective November 30, 2006, the Company's shareholders approved a reverse stock split of one common share for each 4.8 shares of the 33,625,000 shares previously held. The number of authorized shares and the par value per share were not changed. All other applicable share and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect this reverse stock split. Management plans to file a post-effective amendment to the Company's Form SB-2 registration statement to reflect the reverse stock split.

BOARD OF DIRECTORS

PREMIER INDEMNITY HOLDING COMPANY

TAMPA, FLORIDA

We have reviewed the accompanying balance sheet of Premier Indemnity Holding Company (a development stage entity) as of June 30, 2006, and the related statements of income and accumulated deficit, and cash flows for the six month period from January 1, 2006 to June 30, 2006, and the statements of income and accumulated deficit, and cash flows for the three month periods from April 1, 2006 to June 30, 2006, and April 1, 2005 to June 30, 2005, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Premier Indemnity Holding Company.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

HAMILTON MISFELDT & COMPANY, P.C.

Great Falls, Montana

July 10, 2006

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

BALANCE SHEET

June 30, 2006

SEE ACCOUNTANTS’ REPORT

ASSETS

CURRENT ASSETS
Cash	$1,402

TOTAL CURRENT ASSETS		1,402

DEFERRED TAX ASSET		70,178

TOTAL ASSETS		$71,580

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$8,030

TOTAL CURRENT LIABILITIES		8,030

LONG-TERM DEBT		255,000

STOCKHOLDERS' EQUITY
Common stock, par value $.0001 per share; 100
million shares authorized, 7,005,208 shares
issued and outstanding
Accumulated deficit during the development stage		3,363
Additional paid-in capital		77,337
Accumulated deficit during the development stage	(272,150)

TOTAL STOCKHOLDERS' EQUITY		(191,450)

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY		$71,580

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

STATEMENT OF INCOME AND ACCUMULATED DEFICIT

For the Six Month Period January 1, 2006 to June 30, 2006

SEE ACCOUNTANTS’ REPORT

Revenues		$ -

Expenses
Organization costs	110,779

TOTAL EXPENSES		110,779

LOSS BEFORE INCOME TAXES		(110,779)

Provision for income taxes		22,710

NET LOSS		(88,069)

Accumulated deficit during the development stage,
beginning of period	(184,081)

Accumulated deficit during the development stage,
end of period	($272,150)

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

STATEMENT OF INCOME AND ACCUMULATED DEFICIT

For the Three Month Periods April 1, 2006 to June 30, 2006 and

April 1, 2005 (Date of Inception) to June 30, 2005

SEE ACCOUNTANTS’ REPORT

	2006	2005

Revenues	$ -	$ -

Expenses
Organization costs	28,744	24,905

TOTAL EXPENSES	28,744	24,905

LOSS BEFORE INCOME TAXES	(28,744)	(24,905)

Provision for income taxes	5,893	5,105

NET LOSS	(22,851)	(19,800)

Accumulated deficit during the
development stage, beginning of period	(249,299)	-

Accumulated deficit during the
development stage, end of period	($272,150)	(19,800)

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

STATEMENT OF CASH FLOWS

For the Six Month Period January 1, 2006 to June 30, 2006

SEE ACCOUNTANTS’ REPORT

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	($88,069)
Adjustments to reconcile net loss
to net cash used by operating activities
Increase in:
Deferred tax asset		(22,710)
Decrease in:
Accounts payable		(52,495)

Net cash used by operating activities		(163,274)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt		80,000
Proceeds from issuance of stock		80,700

Net cash provided by financing activities	160,700

NET DECREASE IN CASH		(2,574)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD		3,976

CASH AND CASH EQUIVALENTS, END OF PERIOD		$1,402

SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

There were no noncash investing and financing activities for the six month period ended June 30, 2006.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

STATEMENT OF CASH FLOWS

For the Three Month Periods April 1, 2006 to June 30, 2006 and

April 1, 2005 (Date of Inception) to June 30, 2005

SEE ACCOUNTANTS’ REPORT

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	($22,851)	($19,800)
Adjustments to reconcile net loss
to net cash used by operating
activities
Increase in:
Deferred tax asset	(5,893)	(5,105)
Increase (decrease) in:
Accounts payable	(16,736)	5,044

Net cash used by operating activites	(45,480)	(19,861)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	44,000	125,000

Net cash provided by financing
activites	44,000	125,000

NET INCREASE (DECREASE) IN CASH	(1,480)	105,139

CASH AND CASH EQUIVALENTS,
BEGINNING OF PERIOD	2,822	-

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,402	$105,139

SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITES

There were no noncash investing and financing activities for the three month periods ended April
1, 2006 to June 30, 2006 and April 1, 2005 to June 2005.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

Note 1:	Summary of significant accounting policies

Nature of operations - Premier Indemnity Holding Company (PIHC) is a development stage entity incorporated in the state of Florida in 2005. PIHC has two wholly owned subsidiaries, Premier Indemnity Associates, Incorporated (PIAI) and Premier Indemnity Insurance Company (PIIC). PIHC bylaws and articles of incorporation have been approved by the state of Florida and start-up costs have been incurred. PIAI bylaws and articles of incorporation have been approved, but no transactions have been completed. Florida state approval of the bylaws and articles of incorporation of PIIC are pending and no activity has taken place.

The primary business is to sell homeowners insurance to Florida residents. As of June 30, 2006, operations of the Corporation had not yet begun.

Basis of presentation – These financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) using the accrual method of accounting.

Financial statements – The statement of income and accumulated deficit and statement of cash flows reflect the cumulative activity of PIHC from January 1, 2006 through June 30, 2006. These are, therefore, interim financial statements.

Cash and cash equivalents - For purposes of the statement of cash flows, PIHC considers all short-term instruments purchased with a maturity of six months or less to be cash equivalents. There are no cash equivalents at June 30, 2006.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

Note 1:	Summary of significant accounting policies (continued)

Investments – While PIHC had no available funds to invest at June 30, 2006, the Corporation anticipates having available funds to invest in the future. The Corporation’s investment portfolio will be primarily exposed to interest rate risk and to a lesser extent market and credit risk. The fair value of the portfolio will be directly impacted by changing interest rates, market conditions and financial conditions of the issuer. The Corporation will examine its portfolio on at least a quarterly basis for evidence of impairment with a particular emphasis on those securities with unrealized losses that satisfy certain conditions. Some of the factors that the Corporation will consider in evaluating a security for other-than-temporary impairment include the duration and extent to which the fair value has been less than amortized cost, the reasons for the unrealized loss, including market conditions or changes in the financial condition of the issuer, and the Corporation’s ability and intent to hold the investment until maturity, or at least until there is a recovery in fair value. If the investment is to be sold prior to maturity, it will be classified as an available-for-sale security. Available-for-sale securities will be carried at fair value. Unrealized gains and losses on investment securities available-for-sale are based on the difference between book value and fair value of each security. These unrealized gains and/or losses will be credited or charged to other comprehensive income, whereas realized gains and/or losses will be recognized in PIHC’s net income.

Revenue recognition – Insurance premiums will be earned pro rata over the terms of the respective policies. The reserve for unearned premiums will be determined on a daily pro rata basis.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

Note 1:	Summary of significant accounting policies (continued)

Insurance losses and loss adjustment expense reserves – Insurance losses and loss adjustment expense reserves represent the estimated ultimate net cost of all unpaid reported and unreported losses incurred. The loss and loss adjustment expense reserves will be estimated on an undiscounted basis, using individual case-basis valuations and statistical analyses. Those estimates, which will be reported net of anticipated salvage and subrogation, will be subject to the effects of trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management believes the loss and loss adjustment expense reserves will be adequate. The estimates will be continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments will be included in current operations.

Reinsurance – Reinsurance premiums, losses and loss adjustment expenses will be accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Ceding commissions will be recognized net of a provision for return commissions on anticipated cancellations and the amount necessary to cover future maintenance costs.

Organizational costs - Organizational costs incurred during the development stage consist of legal, accounting, and consulting fees, as well as travel costs. In accordance with Statement of Position 98-5, these costs have been expensed as incurred.

Deferred policy acquisition costs – Acquisition costs associated with new and renewal insurance coverage will be capitalized and amortized over the respective inforce periods of the policies. Policy acquisition costs include certain underwriting and direct sales costs incurred (e.g. advertising, commissions, and premium taxes) in connection with writing business.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

Note 1:	Summary of significant accounting policies (continued)

Income taxes – Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due, plus or minus deferred taxes or tax benefits. Deferred taxes or benefits represent the future tax consequences of temporary differences that have been recognized in different periods for financial reporting purposes than for income tax purposes.

Share-based compensation payments – The Corporation anticipates issuing shares of common stock in exchange for services rendered by individuals and/or companies during the Corporation’s development stage. In accordance with Statement of Financial Accounting Standard No. 123(R), PIHC has adopted a fair-value-based method to account for these share-based compensation payments. Under this method, compensation costs of stock awards will be measured at fair value and expensed over the period services will be provided in exchange for the award.

Use of estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known that could impact the amounts reported and disclosed herein.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

Note 2:	Deferred tax asset

PIHC accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, whereby the deferred tax asset represents the tax effects of taxable temporary differences between financial statement reporting and income tax reporting. The temporary differences arise from expensing for financial statement reporting purposes organizational costs incurred versus the capitalization and amortization of those costs for income tax reporting purposes. The Corporation anticipates future taxable income from normal operations to be sufficient to fully absorb organizational costs deducted for financial statement reporting, as well as income tax reporting, within the twenty-year net operating loss carryover period allowed under the Internal Revenue Code.

Note 3:	Long-term debt

Long-term debt at June 30, 2006 consists of:

Notes due to related parties, unsecured, interest at 6% per annum, principal due in full March 1, 2008:

Due to Star Invest Group, Inc.
investor	$ 125,000
Due to EMH Advisory Services, Inc.,
investor	50,000
Due to David Cohen, investor	25,000

200,000

Notes due to related parties, unsecured, interest at 6% per annum, principal due in full April 11, 2008:

Due to Gregg Barrett, investor	10,000
Due to Phillip Hardy, investor	10,000
Due to George Barton, investor	10,000
Due to EMH Advisory Services, Inc.,
investor	12,500
Due to Akron Associates, investor	12,500

55,000

$ 255,000

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

Note 4:	Reinsurance

The Corporation will cede premiums and risks of loss to other insurance companies under quota share, excess of loss, and catastrophe forms of reinsurance agreements. Catastrophe reinsurance coverage is maintained at the level of one in a 100-year hurricane event, based on several insurance industry accepted models. The ceded reinsurance agreements will provide the Corporation with increased capacity to write additional business while limiting its exposure to loss within its capital resources. The Corporation will evaluate the financial condition of its reinsurers and will monitor various credit risks to minimize its exposure to significant losses from reinsurer insolvencies. The Corporation will remain obligated for amounts ceded in the event that the reinsurers do not meet their obligations.

Note 5:	Common stock

PIHC is authorized to issue 100 million shares of common stock. As of December 31, 2005, an independent appraisal valued each share of PIHC common stock at $.0024 per share. On February 2, 2006, PIHC issued 33,625,000 shares of common stock as share-based compensation payments for services rendered from the date of inception through January 31, 2006.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

June 30, 2006

Note 5:	Common stock (continued)

Shares issued and the fair value of those shares, based on the fair value of services rendered, are as follows:

Philip R. Hardy	3,500,000 shares	$ 8,400
Gregg Barrett	3,500,000 shares	8,400
Stephen L. Rohde	1,000,000 shares	2,400
Stephen W. Dick	200,000 shares	480
Richard Atkinson	200,000 shares	480
William N. Majerus	200,000 shares	480
Joseph J. Pingatore	200,000 shares	480
George Barton	3,500,000 shares	8,400
Kelly King	200,000 shares	480
Jeff Lawrence	200,000 shares	480
Michael Poujol	25,000 shares	60
John A. Martel	25,000 shares	60
Robert H. Cole	25,000 shares	60
David L. Cohen	1,500,000 shares	3,600
Phoenix Holdings	3,500,000 shares	8,400
Ron Moschetta	3,150,000 shares	7,560
Ivan Turner	3,500,000 shares	8,400
EMH Advisory
Services, Inc.	2,500,000 shares	6,000
Akron Associates, Inc.	2,000,000 shares	4,800
Star Invest	1,000,000 shares	2,400
Last Chance Real Estate	3,700,000 shares	8,880

33,625,000 shares	$80,700

These share-based compensation payments were for services recognized as additional organizational costs expenses in the period the services were rendered.

INDEPENDENT AUDITORS' REPORT

BOARD OF DIRECTORS

PREMIER INDEMNITY HOLDING COMPANY

TAMPA, FLORIDA

We have audited the accompanying balance sheet of Premier Indemnity Holding Company (a development stage entity) as of December 31, 2005, and the related statements of income and accumulated deficit, and cash flows for the period from inception (April 1, 2005) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Premier Indemnity Holding Company as of December 31, 2005, and the results of its operations and its cash flows for the initial period then ended, in conformity with accounting principles generally accepted in the United States of America.

HAMILTON MISFELDT & COMPANY, P.C.

Great Falls, Montana

February 15, 2006

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

BALANCE SHEET

December 31, 2005

CURRENT ASSETS
Cash		$3,976

TOTAL CURRENT ASSETS		3,976

DEFERRED TAX ASSET		47,468

TOTAL ASSETS		$51,444

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$60,525

TOTAL CURRENT LIABILITIES		60,525

LONG-TERM DEBT		175,000

STOCKHOLDERS' EQUITY
Common stock, par value $.0001 per share; 100
million shares authorized, none issued or
outstanding -
Accumulated deficit during the development stage	(184,081)

TOTAL STOCKHOLDERS' EQUITY		(184,081)

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY		$51,444

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

STATEMENT OF INCOME AND ACCUMULATED DEFICIT

For the Period April 1, 2005 (Date of Inception) to December 31, 2005

Revenue		$ -

Expenses
Organization costs	231,549

TOTAL EXPENSES		231,549

LOSS BEFORE INCOME TAXES		(231,549)

Provision for income taxes		47,468

NET LOSS		(184,081)

Accumulated deficit during development stage,
beginning of year		-

Accumulated deficit during the development stage,
end of year		($184,081)

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

STATEMENT OF CASH FLOWS

For the Period April 1, 2005 (Date of Inception) to December 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	($184,081)
Adjustments to reconcile net loss
to net cash used by operating activities
Increase in:
Deferred tax asset		(47,468)
Accounts payable		60,525

Net cash used by operating activities		(171,024)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt		175,000

Net cash provided by financing activities	175,000

NET DECREASE IN CASH		3,976

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD		-

CASH AND CASH EQUIVALENTS, END OF PERIOD		$3,976

SCHEDULE OF NONCASH INVESTING ACTIVITIES

There were no noncash investing activities for the nine month period ended December 31, 2005.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

Note 1:	Summary of significant accounting policies

Nature of operations - Premier Indemnity Holding Company (PIHC) is a development stage entity incorporated in the state of Florida, in 2005. PIHC has two wholly owned subsidiaries, Premier Indemnity Associates, Incorporated (PIAI) and Premier Indemnity Insurance Company (PIIC). PIHC bylaws and articles of incorporation have been approved by the state of Florida and start-up costs have been incurred. PIAI bylaws and articles of incorporation have been approved, but no transactions have been completed. Florida state approval of the bylaws and articles of incorporation of PIIC are pending and no activity has taken place.

The primary business is to sell homeowners insurance to Florida residents. As of December 31, 2005, operations of the Corporation had not yet begun.

Basis of presentation – These financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) using the accrual method of accounting.

Financial statements – The statement of income and accumulated deficit and statement of cash flows reflect the cumulative activity of PIHC from inception of the Corporation (April 1, 2005) through December 31, 2005.

Cash and cash equivalents - For purposes of the statement of cash flows from inception of the Corporation through December 31, 2005, PIHC considers all short-term instruments purchased with a maturity of three months or less to be cash equivalents. There are no cash equivalents at December 31, 2005.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

Note 1:	Summary of significant accounting policies (continued)

Investments – While PIHC had no available funds to invest at December 31, 2005, the Corporation anticipates having available funds to invest in the future. The Corporation’s investment portfolio will be primarily exposed to interest rate risk and to a lesser extent market and credit risk. The fair value of the portfolio will be directly impacted by changing interest rates, market conditions and financial conditions of the issuer. The Corporation will examine its portfolio on at least a quarterly basis for evidence of impairment with a particular emphasis on those securities with unrealized losses that satisfy certain conditions. Some of the factors that the Corporation will consider in evaluating a security for other-than-temporary impairment include the duration and extent to which the fair value has been less than amortized cost, the reasons for the unrealized loss, including market conditions or changes in the financial condition of the issuer, and the Corporation’s ability and intent to hold the investment until maturity, or at least until there is a recovery in fair value. If the investment is to be sold prior to maturity, it will be classified as an available-for-sale security. Available-for-sale securities will be carried at fair value. Unrealized gains and losses on investment securities available-for-sale are based on the difference between book value and fair value of each security. These unrealized gains and/or losses will be credited or charged to other comprehensive income, whereas realized gains and/or losses will be recognized in PIHC’s net income.

Revenue recognition – Insurance premiums will be earned pro rata over the terms of the respective policies. The reserve for unearned premiums will be determined on a daily pro rata basis.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

Note 1:	Summary of significant accounting policies (continued)

Insurance losses and loss adjustment expense reserves – Insurance losses and loss adjustment expense reserves represent the estimated ultimate net cost of all unpaid reported and unreported losses incurred through December 31. The loss and loss adjustment expense reserves will be estimated on an undiscounted basis, using individual case-basis valuations and statistical analyses. Those estimates, which will be reported net of anticipated salvage and subrogation, will be subject to the effects of trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management believes the loss and loss adjustment expense reserves will be adequate. The estimates will be continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments will be included in current operations.

Reinsurance – Reinsurance premiums, losses and loss adjustment expenses will be accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Ceding commissions will be recognized net of a provision for return commissions on anticipated cancellations and the amount necessary to cover future maintenance costs.

Organizational costs - Organizational costs incurred during the development stage consist of legal, accounting, and consulting fees, as well as travel costs. In accordance with Statement of Position 98-5, these costs have been expensed as incurred.

Deferred policy acquisition costs – Acquisition costs associated with new and renewal insurance coverage will be capitalized and amortized over the respective inforce periods of the policies. Policy acquisition costs include certain underwriting and direct sales costs incurred (e.g. advertising, commissions, and premium taxes) in connection with writing business.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

Note 1:	Summary of significant accounting policies (continued)

Income taxes – Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due, plus or minus deferred taxes or tax benefits. Deferred taxes or benefits represent the future tax consequences of temporary differences that have been recognized in different periods for financial reporting purposes than for income tax purposes.

Share-based compensation payments – The Corporation anticipates issuing shares of common stock in exchange for services rendered by individuals and/or companies during the Corporation’s development stage. In accordance with Statement of Financial Accounting Standard No. 123(R), PIHC has adopted a fair-value-based method to account for these share-based compensation payments. Under this method, compensation costs of stock awards will be measured at fair value and expensed over the period services will be provided in exchange for the award.

Use of estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known that could impact the amounts reported and disclosed herein.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

Note 2:	Deferred tax asset

PIHC accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, whereby the deferred tax asset represents the tax effects of taxable temporary differences between financial statement reporting and income tax reporting. The temporary differences arise from expensing for financial statement reporting purposes organizational costs incurred versus the capitalization and amortization of those costs for income tax reporting purposes. The Corporation anticipates future taxable income from normal operations to be sufficient to fully absorb organizational costs deducted for financial statement reporting, as well as income tax reporting, within the twenty-year net operating loss carryover period allowed under the Internal Revenue Code.

Note 3:	Long-term debt

Long-term debt at December 31, 2005 consists of notes due to related parties, unsecured, interest at 6% per annum, principal due in full March 1, 2008:

Due to Star Invest Group, Inc.
future investor	$ 125,000

Due to EMH Advisory Services, Inc.,
future investor	50,000

$ 175,000

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

Note 4:	Reinsurance

The Corporation will cede premiums and risks of loss to other insurance companies under quota share, excess of loss, and catastrophe forms of reinsurance agreements. Catastrophe reinsurance coverage is maintained at the level of one in a 100-year hurricane event, based on several insurance industry accepted models. The ceded reinsurance agreements will provide the Corporation with increased capacity to write additional business while limiting its exposure to loss within its capital resources. The Corporation will evaluate the financial condition of its reinsurers and will monitor various credit risks to minimize its exposure to significant losses from reinsurer insolvencies. The Corporation will remain obligated for amounts ceded in the event that the reisurers do not meet their obligations.

Note 5:	Common stock

As of December 31, 2005, no shares of common stock have been issued. PIHC is authorized to issue 100 million shares of common stock. As of December 31, 2005, an independent appraisal has valued each share of PIHC common stock at $.0024 per share. On February 2, 2006, PIHC issued 33,625,000 shares of common stock as share-based compensation payments for services rendered from the date of inception through January 31, 2006.

PREMIER INDEMNITY HOLDING COMPANY

(A Development Stage Entity)

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

Note 6:	Subsequent events

On February 2, 2006, PIHC issued shares of common stock in exchange for services rendered by related parties from the date of inception through January 31, 2006. The value of shares issued, $.0024 per share, was established from an independent appraisal performed by a certified business valuator as of December 31, 2005. Shares issued and the fair value of those shares, based on the fair value of services rendered, are as follows:

Philip R. Hardy	3,500,000 shares	$ 8,400
Gregg Barrett	3,500,000 shares	8,400
Stephen L. Rohde	1,000,000 shares	2,400
Stephen W. Dick	200,000 shares	480
Richard Atkinson	200,000 shares	480
William N. Majerus	200,000 shares	480
Joseph J. Pingatore	200,000 shares	480
George Barton	3,500,000 shares	8,400
Kelly King	200,000 shares	480
Jeff Lawrence	200,000 shares	480
Michael Poujol	25,000 shares	60
John A. Martel	25,000 shares	60
Robert H. Cole	25,000 shares	60
David L. Cohen	1,500,000 shares	3,600
Phoenix Holdings	3,500,000 shares	8,400
Ron Moschetta	3,150,000 shares	7,560
Ivan Turner	3,500,000 shares	8,400
EMH Advisory
Services, Inc.	2,500,000 shares	6,000
Akron Associates, Inc.	2,000,000 shares	4,800
Star Invest	1,000,000 shares	2,400
Last Chance Real Estate	3,700,000 shares	8,880

33,625,000 shares	$80,700

These share-based compensation payments were for services recognized as additional organizational costs expensed in the period the services were rendered. Of the $80,700 paid in 2006, $60,525 was for services provided prior to January 1, 2006 and this amount is included in organizational costs incurred through December 31, 2005 of $231,549.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Premier Indemnity Holding Company

TABLE OF CONTENTS

Common Stock

Summary Prospectus

Risk Factors	15,000,000 Shares
Forward-Looking Statements	16

Dilution

Use of Proceeds	17
Market for Our Common Stock	PROSPECTUS
Plan of Operations

Business

Management

Security Ownership of Certain

Beneficial Ownership and Management Strasburger Pearson Tulcin Wolff Certain Relationships and

Related Transactions	Incorporated

Plan of Distribution

Disclosure of Commission	Dealer-Manager
Position on Indemnification for Securities
Act Liabilities

Legal Matters

Experts

Where You Can Find	Dated: _________, 2007
More Information
Index to Financial Statements

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PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article IX of our Articles of Incorporation contains provisions permitted under Florida law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of their services and fiduciary duties to the Company, except in circumstances involving wrongful acts, such as:

•	any breach of the director’s duty of loyalty
•	acts or omissions which involve a lack of good faith, intentional misconduct or a knowing violation of the law;
•	payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law; or
•	any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

As permitted by the Florida General Corporation Law, our Articles of Incorporation require us to indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware law. We may limit the extent of such indemnification by individual contracts with our directors and executive officers. Further, we may decline to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents, unless such indemnification is expressly required to be made by law or the proceeding was authorized by our Board of Directors. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the offering described in this registration statement:

SEC registration fee...............................................................	$1,872.50
Printing and engraving expenses................................................	15,000.00

Sales Agent’s accountable expenses.........................................

Legal fees and expenses......................................................

Accounting fees and expenses...............................................

25,000.00 35,000.00 10,000.00
Miscellaneous.................................................................	10,127.50

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Total..................................................................	$97,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On April 28, 2005, the Company’s Board of Directors approved the issuance of a $125,000 promissory note to StarInvest Group, Inc. in exchange for the company’s receipt of $125,000 in cash from StarInvest. The note issued to StarInvest is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable March 1, 2008.

On October 17, 2005, the Company’s Board of Directors approved the issuance of a $50,000 promissory note to EMH Advisory Services, Inc. in exchange for the company’s receipt of $50,000 in cash from EMH. The note issued to EMH is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable March 1, 2008.

On February 17, 2006, the Company’s Board of Directors approved the issuance of a $25,000 promissory note to David L Cohen, Inc. in exchange for the company’s receipt of $25,000 in cash from David L Cohen. The note issued to David L Cohen is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable March 1, 2008

On February 2, 2006, our Board of Directors issued the following shares of our common stock in payment for the services rendered to our company: (i) 729,167 shares to Philip R. Hardy, Chairman of the Board and Director in consideration of his services in developing our business plan and in evaluating alternative strategies for our company; (ii) 729,167 shares to Gregg Barrett, our Assistant Secretary and Director in consideration of his services in developing our business plan and in evaluating alternative strategies for the company; (iii) 208,333 shares to Stephen L. Rohde for assistance in coordinating licensing of insurance company activities and in selecting management and the Board of Directors; (iv) 41,667 shares to Stephen W. Dick, our Vice President for advising our company in developing rates, underwriting guidelines, and forms; (v) 41,667shares to Richard Atkinson, a Director, for actuarial and financial advice; (vi) 41,667shares to William N. Majerus, a Director, in consideration of his regulatory advice to our company; and (vii) 41,667shares to Joseph J. Pingatore, our Secretary and Director in consideration for his corporate governance advice to our company. All of the shares issued were valued at $0.0115 per share. Such value is based on the valuation report, dated February 27, 2006, prepared by Mike Reibling, CPA, CVA at our request (the “Valuation Report”). The Valuation Report was prepared for the purpose of determining the value of such shares, as of December 31, 2005, for purposes of federal income tax issues related to 83(b) elections being filed with the Internal Revenue Service by the founding shareholders. Such value was determined using the net asset value method. Pursuant to such method, the Valuation Report first determined the value of a 100% ownership interest in our Company by subtracting from the fair market value of our assets the fair market value of its liabilities. It then determined the per share value by dividing the foregoing amount by the number of issued and outstanding shares of the Company. The Valuation Report found that the fair market value of a 100% ownership interest in the common stock of the Company as of December 31, 2005 was $78,000, and that the per-share value was $0.0024. For purposes of this Prospectus, we have adjusted the $0.0024 per share value to give effect to the 1 for 4.8 reverse stock split of our common stock we implemented on November 30, 2006. Following such adjustment, the per share value is $0.0115. (The number of shares issued have also been adjusted to reflect the November 30, 2006 reverse stock split.)

On the same date, our Board of Directors also issued the following shares of our common stock in payment for the services rendered to our company as follows: (A) 729,167 shares to George Barton in consideration of advisory services on new clams methodology, and consulting services; (B) 41,667 shares to Kelly King

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in consideration for his assistance in selecting legal counsel and developing the financial model; (C) 41,667 shares to Jeff Lawrence in consideration of his assistance in evaluating the Florida market; (D) 5,209 shares to Michael Poujol in consideration for consulting services received by the company; (E) 5,209 shares to John A. Martel in consideration for consulting services received by the company; (F) 5,209 shares to Robert H. Cole in consideration for his consulting services; (G) 312,500 shares to David L. Cohen in consideration for his consulting services; (H) 3,500,000 shares to Phoenix Holdings in consideration for their consulting services; (I) 656,250 shares to Ron Moschetta in consideration for our company’s receipt of financial advisory services; (J) 729,167 shares to Ivan Turner in consideration for his advice and guidance regarding claims adjusting procedures; (K) 520,839 shares to EMH Advisory Services, Inc. in consideration of public relations services; (L) 416,667 shares to Akron Associates, Inc. in consideration of consulting services; (M) 208,334 to Star Invest in consideration for consulting services; and (N) 770,834 shares to Last Chance Real Estate in consideration for consulting services. All of the shares issued were valued at $0.0115 per share.

On March 10, 2006, the Company’s Board of Directors approved the issuance of a $5,500 unsecured promissory note to EMH Advisory Services, Inc. in exchange for the company’s receipt of $5,500 in cash from EMH Advisory Services, Inc. The note is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008.

On March 10, 2006, the Company’s Board of Directors approved the issuance of a $5,500 unsecured promissory note to Akron Associates, Inc. in exchange for the company’s receipt of $5,500 in cash from Akron Associates, Inc. The note is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008.

On May 15, 2006, the Company’s Board of Directors approved the issuance of a $10,000 unsecured promissory note to Gregg Barrett in exchange for the company’s receipt of $10,000 in cash from Mr. Barrett. The note issued to Mr. Barrett, a Director of the Company, is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008.

On May 15, 2006, the Company’s Board of Directors approved the issuance of a $10,000 unsecured promissory note to George E. Barton in exchange for the company’s receipt of $10,000 in cash from Mr. Barton. The note issued to Mr. Barton is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008.

On May 15, 2006, the Company’s Board of Directors approved the issuance of a $10,000 unsecured promissory note to Phillip R. Hardy in exchange for the company’s receipt of $10,000 in cash from Mr. Hardy. The note issued to Mr. Hardy is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008.

On May 24, 2006, the Company’s Board of Directors approved the issuance of a $7,000 unsecured promissory note to EMH Advisory Services, Inc. in exchange for the company’s receipt of $7,000 in cash from EMH Advisory Services, Inc. The note is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008.

On June 14, 2006, the Company’s Board of Directors approved the issuance of a $7,000 unsecured promissory note to Akron Associates, Inc. in exchange for the company’s receipt of $7,000 in cash from Akron Associates, Inc. The note is unsecured, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable April 11, 2008.

On July 31, 2006, the Company’s Board of Directors approved the issuance of an unsecured promissory note of at least $3,000 and up to $50,000 (with the exact principal amount to be determined as funds are received). The note was issued to Gregg Barrett, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable July 31, 2008.

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On July 31, 2006, the Company’s Board of Directors approved the issuance of an unsecured promissory note of at least $3,000 and up to $50,000 (with the exact principal amount to be determined as funds are received). The note was issued to Philip R. Hardy, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable July 31, 2008.

On July 31, 2006, the Company’s Board of Directors approved the issuance of an unsecured promissory note of at least $3,000 and up to $50,000 (with the exact principal amount to be determined as funds are received). The note was issued to George E. Barton, carries an interest rate of 6% (simple interest), and all accrued and unpaid interest and principal is due and payable July 31, 2008.

The parties intended the above private placements to be exempt from registration under the Securities Act by virtue of Section 4(2) or Regulation D under the Securities Act. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us and each investor was knowledgeable, sophisticated and experienced in making investments of this kind.

On November 30, 2006, the Company filed an amendment to its Articles of Incorporation effecting a 1-for- 4.8 reverse split of its outstanding common shares. As a result, the number of common shares owned by each record holder on the effective date was converted into one whole share for each 4.8 common shares owned of record immediately prior to the effective time of the reverse split, with fractional shares resulting from the reverse split rounded up to the next whole share. The reverse-split is not a “sale” within the meaning of the Securities Act requiring registration under the Securities Act.

  ITEM 27. EXHIBITS

Exhibit No.	Description of Exhibit
2.1	Form of Placement Agency Agreement with Strasburger Pearson Tulcin Wolff Incorporated(2)
3.1	Articles of Incorporation, as filed on April 22, 2005(3)
3.2.1	Amendment to Articles of Incorporation (3)
3.2.2	Amendment to Articles of Incorporation effecting 1-for-4.8 reverse split(2)
3.3	Bylaws(3)
3.4	Articles of Incorporation – Premier Indemnity Insurance Company(3)
3.5	By-Laws of Premier Indemnity Insurance Company(3)
3.6	Articles of Incorporation – Premier Indemnity Associates, Inc.(3)
3.7	By-Laws of Premier Indemnity Associates, Inc.(3)
4.1	Specimen Stock Certificate (3)
5.1	Opinion of David Lubin & Associates, PLLC(1)
10.1	Escrow Agreement (3)
10.2	Consulting Services Agreement with EMH Advisory Services, Inc.(3)
10.2A	Amendment to Consulting Services Agreement with EMH Advisory Services, Inc.(3)
10.3	Consulting Agreement with Stephen L. Rohde(3)
10.4	Subscription Agreement and Note Issued to StarInvest Group, Inc. (3)
10.5	Subscription Agreement and Note Issued to EMH Advisory Services, Inc. (3)
10.6	Subscription Agreement and Note Issued to David L Cohen (3)
10.7	Office Lease Agreement(3)
10.8	Policy Administration Full Service Agreement(4)
10.9	Claims Administration Services Agreement(4)
10.10	Promissory Note – Gregg Barrett(4)
10.11	Promissory Note – Phil Hardy(4)
10.12	Promissory Note – George Barton(4)
10.13	Promissory Note ($5,500) – EMH Advisory Group, Inc. (4)

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10.14	Promissory Note ($5,500) – Akron Associates, Inc. (4)
10.15	Promissory Note ($7,000) – Akron Associates, Inc. (4)
10.16	Promissory Note ($7,000) – EMH Advisory Services, Inc. (4)
10.17	Promissory Note ($10,000) -- Gregg Barrett(4)
10.18	Promissory Note ($10,000) – George E. Barton(4)
10.19	Promissory Note ($10,000) – Philip R. Hardy(4)
10.20	Promissory Note ($3,000-$50,000) – Gregg Barrett(5)
10.21	Promissory Note ($3,000-$50,000) – Philip R. Hardy(5)
10.22	Promissory Note ($3,000 - $50,000) – George E. Barton(5)
10.23	Promissory Note ($3,000 - $50,000) – EMH, LLC(2)
23.1	Consent of Hamilton Misfeldt & Company P.C.(1)
23.2	Consent of David Lubin & Associates, PLLC (included in Exhibit 5.1)(1)
99.1	Purchase Order Form (3)
99.2	Purchaser Order Form – California Only(3)
_______

(1) Filed herewith

(2) Previously filed as an exhibit to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on January 12, 2007

(3) Previously filed as an exhibit to the Company’s Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on June 2, 2006

(4) Previously filed as an exhibit to the Company’s Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on July 31, 2006

(5) Previously filed as an exhibit to the Company’s Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on August 18, 2006

ITEM 28. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

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(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this post-effective amendment to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on February 13, 2007.

PREMIER INDEMNITY HOLDING COMPANY
By: /s/ Stephen L. Rohde Stephen L. Rohde, President, Treasurer and Director and Chief Executive Officer (principal executive officer and principal financial and accounting officer)

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POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen L. Rohde, his or her true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons on February 13, 2007 in the capacities indicated.

SIGNATURE	TITLE

/s/ Stephen L. Rohde Stephen L. Rohde	President, Treasurer, Chief Executive Officer, and Director (principal executive officer and principal financial and accounting officer)

/s/ Philip R. Hardy Philip R. Hardy	Chairman of the Board and Director
/s/ Joseph J. Pingatore Joseph J. Pingatore, Esq.	Secretary and Director
/s/ Richard V. Atkinson Richard V. Atkinson	Director
/s/ Gregg Barrett Gregg Barrett	Assistant Secretary and Director
/s/ William N. Majerus William N. Majerus, Esq.	Director

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